CREDIT AGREEMENT

This Credit Agreement ("Agreement") is made as of December 10, 2010, by and between NATURAL GAS SERVICES GROUP, INC., a Colorado corporation ("Borrower"), and JPMORGAN CHASE BANK, N.A., a national banking association ("Lender"). Borrower has requested that Lender make loans to Borrower in the following manner and subject to the following terms and conditions:

ARTICLE I
Definitions

Section 1.01    Certain Definitions.                                                                Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in this Agreement shall have the following meanings (all definitions that are defined in this Agreement in the singular to have the same meanings when used in the plural and vice versa):

Account shall have the meaning set forth in Article 9 of the UCC.

Acquisition means any transaction, or any series of related transactions, consummated on or after the date hereof, by which the Borrower or any of its Domestic Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

Adjusted LIBOR Rate means, with respect to any LIBOR Borrowing for any Interest Period or for any CBFR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate

Adjusted One Month LIBOR Rate means, for any day, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the Adjusted LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBOR Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

Affiliate means any Person controlling, controlled by or under common control with any other Person.  For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of any indicia of equity rights (whether issued and outstanding capital stock, partnership interests or otherwise) or by any other means.

Agreement means this Credit Agreement, as it may from time to time be amended, modified, restated or supplemented.

Annual Audited Financial Statements means, with respect to each fiscal year of the Borrower, (a) the Borrower’s 10-K Report filed with the Securities Exchange Commission for such fiscal year, prepared in conformity with GAAP and accompanied by a report and opinion of independent certified public accountants with an accounting firm of standing and reputation acceptable to the Lender, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries, on a consolidated basis, as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP, and (b) the annual consolidating financial statements of the Borrower and its Subsidiaries, containing a balance sheet as of the end of such fiscal year and an income statement, retained earnings statements and a statement of cash flows for such fiscal year, all prepared in reasonable detail and certified as true and correct by an authorized officer of Borrower acceptable to Lender on behalf of Borrower, with the parties recognizing that such consolidating statements will be prepared in accordance with GAAP only to the extent normal and customary and shall not be required until the end of the first full fiscal quarter of Borrower occurring after the creation or acquisition by Borrower of its first Subsidiary, if any.

Applicable Margin means, for any day, the applicable rate per annum set forth below based upon the Borrower’s Leverage Ratio as of the most recent determination date, provided that until the delivery to the Lender, pursuant to Section 5.02(b) below, of the Borrower's Quarterly Financial Statements for the Borrower's fiscal quarter ending December 31, 2010, the "Applicable Margin" shall be the applicable rate per annum set forth below in Category 3:

Leverage Ratio	Applicable Margin for CBFR Borrowings	Applicable Margin for LIBOR Borrowings
Category 1 > 2.00x	-0.50%	+2.25%

Category 2 > 1.00x	-0.75%	+2.00%
Category 3 > 1.00x	-1.00%	+1.75%

For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each fiscal quarter of the Borrower (commencing with the fiscal quarter ending December 31, 2010) based upon the Borrower’s Annual Financial Statements or Quarterly Financial Statements, as applicable, together with the related Compliance Certificates, delivered pursuant to Sections 5.02(a), 5.02(b) and 5.02(c) hereof, and (b) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing ten (10) days after the date of delivery to the Lender of such financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio shall be deemed to be in Category 1 at the option of the Lender if the Borrower fails to deliver the Annual Audited Financial Statements or Quarterly Financial Statements, as applicable, together with the related Compliance Certificates, required to be delivered pursuant to Sections 5.02(a), 5.02(b) and 5.02(c) hereof during the period from the expiration of the time for delivery thereof until such financial statements are delivered.

Applicable Lending Office shall mean Lender's Domestic Lending Office in the case of a CBFR Borrowing and Lender's LIBOR Lending Office in the case of a LIBOR Borrowing.

Applications means all applications and agreements for Letters of Credit, or similar instruments or agreements, in Proper Form, now or hereafter executed by Borrower in favor of Lender in connection with any Letter of Credit now or hereafter issued or to be issued under the terms of Section 2.08 at the request of Borrower.

Availability means, as at any date, an amount equal to (a) the lesser of (i) the Commitment or (ii) the Borrowing Base, minus (b) the aggregate amount of the Loans then outstanding, minus (c) the aggregate amount of the Letter of Credit Liabilities then outstanding, minus (c) all Rent Reserves, all at said date.

Bankruptcy Code means the United States Bankruptcy Code, as amended, and any successor statute.

Board means the Board of Governors of the Federal Reserve System of the United States of America and any successor entity performing similar functions.

Book Value means the depreciated book value of the applicable Equipment Inventory or General Inventory, as the case may be, as shown on the Borrower’s financial records, so long as the applicable depreciation schedule utilized (i) is in accordance with GAAP for depreciating the applicable type of Inventory and (ii) is consistently applied at all times during the term of this Agreement.

             Borrowing Authorization means (i) with respect to a corporation, a certificate, in Proper Form, of the Secretary or an Assistant Secretary of a corporation as to the resolutions of the Board of Directors of such corporation authorizing the execution, delivery and performance of the Credit Documents to be executed by such corporation; the incumbency and signature of the officer of such corporation executing such documents on behalf of such corporation, and the Organizational Documents of such corporation, and (ii) with respect to a partnership, limited liability company, joint venture or other non-individual Person, such written instruments as shall be required by Lender, each in Proper Form, authorizing the execution, delivery and performance of the Credit Documents to be executed by such Person; the incumbency and signature of the representative of such Person executing such documents on behalf of such Person, and the Organizational Documents of such Person.

Borrowing Base means, as at any date, the amount of the Borrowing Base shown on the Borrowing Base Certificate then most recently delivered pursuant to Paragraph 5.02(c) hereof, determined by calculating the amount equal to the sum of the following:

(a)	80% of the Eligible Receivables of Borrower and its Domestic Subsidiaries at said date; plus

(b)
50% of the Book Value of the Eligible General Inventory of Borrower at said date; provided, however, that the amount of the Borrowing Base attributable to the Eligible General Inventory component described in this subparagraph on any date shall never exceed 50% of the aggregate amount of the Commitment as of such date; plus

(c)	75% of the Book Value of the Eligible Equipment Inventory of Borrower at said date.

In the absence of a current Borrowing Base Certificate, Lender may determine the Borrowing Base from time to time in its reasonable discretion, taking into account all information reasonably available to it, and the Borrowing Base from time to time so determined shall be the Borrowing Base for all purposes of this Agreement until a current Borrowing Base Certificate, in Proper Form, is furnished to and accepted by Lender.  Notwithstanding any provision to the contrary in this Agreement or in any other Credit Document, if any collateral audit or field exam of Borrower’s and its Subsidiaries’ operations and Collateral by Lender after the date hereof (i) discloses any material deviations for the applicable Borrowing Base components reported under the most recently delivered Borrowing Base Certificate, then the applicable Borrowing Base components for which such deviations are discovered may be adjusted accordingly at Lender’s reasonable discretion, or (ii) results in material negative adjustments when compared to the results from the collateral audit or field exam of Borrower’s operations and Collateral conducted by Lender prior to the date of this Agreement, then the Borrowing Base components and features (i.e., eligibility criteria and/or Borrowing Base advance rates) may be adjusted accordingly at Lender’s reasonable discretion.

            Borrowing Base Certificate means a certificate, duly executed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower, appropriately completed and in substantially the form of Exhibit C hereto.  Each Borrowing Base Certificate shall be effective only as accepted by Lender (and with such revisions, if any, as Lender may reasonably require as a condition to such acceptance).

             Business Day means a day (other than a Saturday or Sunday) on which banks generally are open in Austin, Chicago and Dallas for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided, however, that with respect to LIBOR Borrowings and the Adjusted One Month LIBOR Rate, Business Day shall also mean a day on which transactions in dollar deposits between lenders may be carried on in the London eurodollar interbank market.

Capital Expenditures means, as to any Person, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a balance sheet of such Person prepared in accordance with GAAP.

             Capital Lease Obligations means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

CBFR Borrowing shall mean, as of any date, that portion of the principal balance of the Loans bearing interest at the CB Floating Rate as of such date.

             CB Floating Rate means, on any day, the Prime Rate for such day; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

Ceiling Rate means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum.  On each day, if any, that the Texas Finance Code establishes the Ceiling Rate, the Ceiling Rate shall be the "weekly ceiling" (as defined in the Texas Finance Code) for that day.  Lender may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to Borrower, if and to the extent permitted by the Texas Finance Code.  Without notice to Borrower or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

           Change in Law means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Lender (or, for purposes of Section 2.06(a), by any lending office of Lender or by Lender’s holding company) with any binding request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.  Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder shall be deemed to be “Changes in law”, regardless of the date enacted or adopted.

Chattel Paper shall have the meaning set forth in Article 9 of the UCC.

             Code means the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

             Collateral means (a) all Accounts now or hereafter owned by Borrower and/or any of its Domestic Subsidiaries, (b) all leases and other Chattel Paper covering all or any portion of any rental compressor Inventory of Borrower and/or any of its Domestic Subsidiaries (including any Equipment Inventory), including without limitation, all rights to payments now or hereafter due and owing thereunder, (c) all General Inventory now or hereafter owned by Borrower and/or any of its Domestic Subsidiaries, (d) all Equipment Inventory now or hereafter designated by Borrower in accordance with the other terms of this Agreement, together with all leases of any Equipment Inventory and other Chattel Paper covering or otherwise related to any Equipment Inventory, now or hereafter owned by Borrower and/or any of its Domestic Subsidiaries, (e) 100% of all Equity Interests hereafter owned by Borrower and/or any of its Domestic Subsidiaries (i) in all Domestic Subsidiaries of the Borrower hereafter created or acquired and (ii) in any other non-Subsidiary entity in which Borrower and/or any of its Domestic Subsidiaries hereafter acquires any Equity Interest, (f) 65% of all Equity Interests in all non-Domestic Subsidiaries of the Borrower hereafter existing, and (g) all products and proceeds of any of the foregoing.

            Collateral Access Agreement means any landlord waiver, subordination or other agreement, in form and substance satisfactory to Lender, between Lender and any third party (including any licensor, bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of Borrower or any of its Domestic Subsidiaries for any leased real property where any Collateral is located, as such landlord waiver, subordination or other agreement may be amended, restated, or otherwise modified from time to time.

Commitment means the obligation of Lender to make Loans to the Borrower in an aggregate principal amount at any one time outstanding up to (but not exceeding) $20,000,000.00, as the same may hereafter be reduced by Borrower in accordance with the terms of Section 2.01(b) hereof or increased in accordance with the terms of Section 2.01(c) hereof.

Commitment Coverage Ratio means, on any day, the ratio of (a) the amount of the Borrowing Base as of such date to (b) the amount of the Commitment as of such date.

            Compliance Certificate shall have the meaning given to it in Section 5.02(c) hereof.

            Consequential Loss shall mean, any amounts payable under Section 2.05(d).

Controlled Group means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the applicable Person, are treated as a single employer under Section 414 of the Code.

            Cover means, on any day, an amount equal to 105% of the aggregate Letter of Credit Liabilities then outstanding on such day, such amount to be paid in immediately available funds and collaterally assigned by Borrower to Lender and held by Lender as security for the Obligations using documentation satisfactory to Lender.  Such amount shall be retained by Lender in a collateral account until such time as the applicable Letters of Credit for which such Cover has been paid shall have expired and the Letter of Credit Liabilities, if any, with respect thereto shall have been fully satisfied; provided, however, that at such time if a Default or Event of Default has occurred and is continuing, Lender shall not be required to release such amount in such collateral account.

Credit Documents means any and all papers now or hereafter governing, evidencing, guaranteeing or securing or otherwise relating to all or any part of the Obligations, including the Note, this Agreement, Borrowing Authorizations with respect to all such Persons as Lender may require, the Security Documents, the Letter of Credit Documents, all instruments, certificates and agreements now or hereafter executed or delivered to Lender pursuant to any of the foregoing or in connection with the Loans or any commitment regarding the Loans, including without limitation, any International Swaps and Derivatives Association, Inc. (ISDA) Master Agreement or any similar or other agreement with respect to any Rate Management Transaction, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

Default means an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

Default Rate means, on any day, a rate per annum equal to the lesser of (a) the Ceiling Rate for that day, or (b) a rate per annum equal to five percent (5.00%) in excess of (i) the CB Floating Rate minus (ii) the Applicable Margin for CBFR Borrowings.

Distributions means all dividends and other distributions made by a Person to holders of Equity Interests in such Person or to the officers or directors of such Person, as the case may be, other than salary, bonuses, stock grants, restricted stock awards, option grants and other compensation for services expended or rendered.

Dollars or $ refers to lawful money of the United States of America.

Domestic Lending Office shall mean the office of Lender specified in the address portion on the signature pages hereof, or such other office of Lender as Lender may from time to time specify to the Borrower as its "Domestic Lending Office."

Domestic Subsidiary shall mean any Subsidiary that is organized and domiciled in the Unites States of America.

           EBITDA means for any Person for any period, (a) Net Income, plus (b) the sum of (i) income tax expense, (ii) Interest Expense, (iii) depreciation, depletion, obsolescence and amortization expense, (iv) non-cash stock compensation expense, (v) unrealized losses on derivatives and investments in Equity Interests, (vi) extraordinary expenses (including, but not limited to, impairment of goodwill and other intangibles), (vii) non-recurring, non-cash expenses, and (viii) losses attributable to minority ownership interests in Equity Interests, minus (c) the sum of (i) unrealized gains on derivatives and investments in Equity Interests, (ii) extraordinary income, (iii) non-recurring, non-cash income, (iv) gains attributable to minority ownership interests in Equity Interests, in each case of such Person for such period, with each component of EBITDA to be computed and calculated, all without duplication, on a consolidated basis and in accordance with GAAP.

Eligible Receivables means, as at any date of determination thereof, each Receivable which at such date is payable and owing to Borrower or any of its Domestic Subsidiaries and which complies with all of the following requirements:

(a)	all payments due on the Receivable have been billed and invoiced in a timely fashion and in the normal course of business;

(b)	no payment on the Receivable is more than 90 days past the date of invoice or 60 days past due;

(c)
the Receivable has been created by Borrower or its applicable Domestic Subsidiary in the ordinary course of business from a completed, outright and lawful sale of goods, to which such goods have been shipped and title has passed to the applicable account debtor on an absolute sales basis, or from the rendering of services by or on behalf of Borrower or such Domestic Subsidiary and is deemed “earned” under the applicable service contract or other agreement between the applicable account debtor and Borrower or such Domestic Subsidiary; provided, however, that notwithstanding the foregoing and except as expressly excluded in the immediately following proviso, Receivables arising under leases of rental Inventory owned by Borrower or its applicable Domestic Subsidiary may be billed for up to thirty (30) days in advance in accordance with the terms of the applicable rental Inventory lease; provided further, however, that one-half (1/2) of the difference between (i) the aggregate amount of all Receivables shown on the most recent listing and aging of Receivables furnished to Lender and (ii) the actual amount of such Receivables permitted to be included as an asset on the consolidated balance sheet of the Borrower in accordance with GAAP (as determined by Lender based upon Lender’s review of (A) the most recent Annual Audited Financial Statements or Quarterly Financial Statements of Borrower, as applicable, furnished by Borrower to Lender, or (B) if applicable, the supporting schedules accompanying the most recent Borrowing Base Certificate furnished by Borrower to Lender with respect to any calendar month-end not coinciding with the end of any fiscal quarter of Borrower) shall be expressly excluded from Eligible Receivables;

(d)
the Receivable is Collateral hereunder and is subject to a first priority perfected Lien in favor of Lender which is free and clear of all other Liens of any nature whatsoever (except for Liens permitted under Section 6.02);

(e)	less than twenty percent (20%) of all billed Receivables owing by the applicable account debtor to Borrower and its Domestic Subsidiaries are more than 60 days past due;

(f)
the Receivable, together with all other Receivables owing from the applicable debtor and its Affiliates to Borrower and its Domestic Subsidiaries, is not in excess of twenty percent (20%) of the aggregate amount of all Receivables then owing to Borrower and its Domestic Subsidiaries by all account debtors (it being agreed that for purposes of this subparagraph, only the aggregate amount of such Receivables owing from the applicable debtor and its Affiliates in excess of such 20% concentration threshold shall be excluded from Eligible Receivables);

(g)
the Receivable does not arise out of a bill-and-hold, guaranteed sale, sale-and-return, consignment, sale-on-approval, progress billing, promotional (including samples), C.O.D. or cash in advance arrangement;

(h)
the Receivable is not subject to any setoff, contra, offset, deduction, dispute, charge back, credit, counterclaim or other defense arising out of the transactions represented by the Receivable or independently thereof (but in each case regarding an undisputed liquidated sum, only to the extent of such undisputed sum, and in each case regarding a disputed sum or claim, only to the extent of the sum or amount claimed by the party adverse to Borrower or its applicable Domestic Subsidiary);

(i)
the applicable account debtor has finally accepted the goods or services from the sale out of which the Receivable arose and has not (1) objected to such account debtor's liability thereon, (2) rejected any of such services or goods, or (3) returned or repossessed any of such goods, except for goods returned in the ordinary course of business for which, in the case of goods returned, goods of equal or greater value have been shipped in return;

(j)	the applicable account debtor is not any Governmental Authority;

(k)	the applicable account debtor is not a director, officer, employee or any Affiliate of Borrower or any of its Subsidiaries;

(l)	the applicable account debtor must not be a natural Person, must be organized under the laws of any state, and must have its principal place of business located within the United States;

(m)	the Receivable is not evidenced by a promissory note or other instrument (other than by Chattel Paper constituting any lease of any rental compressor Inventory of Debtor);

(n)
the Receivable complies with all material Legal Requirements (including without limitation, all usury laws, fair credit reporting and billing laws, fair debt collection practices and rules, and regulations relating to truth in lending and other similar matters);

(o)	the Receivable is in full force and effect and constitutes a legal, valid and binding obligation of the applicable account debtor enforceable in accordance with the terms thereof;

(p)	the Receivable is denominated in and provides for payment by the applicable account debtor in U.S. dollars;

(s)	the Receivable has not been and is not required to be charged or written off as uncollectible in accordance with GAAP; and

(q)	the credit standing of the applicable account debtor in relation to the amount of credit extended has not become unsatisfactory to Lender in its reasonable discretion.

Additionally, in calculating Eligible Receivables, each of the following shall be excluded (to the extent the same are otherwise included in Eligible Receivables): (i) unpaid sales, excise or similar taxes owed by Borrower and/or any of its Domestic Subsidiaries; and (ii) returns, discounts, claims, credits and allowances of any nature asserted or taken by account debtors of Borrower and/or any of its Domestic Subsidiaries.  In the event of any dispute under the foregoing criteria about whether a Receivable is or has ceased to be an Eligible Receivable, the decision of Lender shall be conclusive and binding, absent manifest error.  Nothing in this definition of "Eligible Receivables" shall be construed to limit or release any right of Lender to any Collateral.

Eligible Equipment Inventory means, as at any date of determination thereof, any Equipment Inventory of Borrower or any of its Domestic Subsidiaries which complies with the following requirements:

(a)	good title to such Equipment Inventory is owned by and recorded on the books and records of Borrower or its applicable Domestic Subsidiary in the ordinary course of business;

(b)	such Equipment Inventory shall not include or be permanently attached to vehicles, trailers or other transportation equipment covered by any certificate of title;

(c)	the Book Value of such Equipment Inventory is determined in accordance with GAAP on an average cost basis;

(d)
such Equipment Inventory is Collateral hereunder and is subject to a first priority perfected Lien in favor of the Lender and is free and clear of all other Liens of any nature whatsoever (except for Liens permitted under Section 6.02);

(e)
to the extent such Equipment Inventory is not in the possession of the third-party lessee pursuant to the terms of any lease covering the same, such Equipment Inventory must not be in transit and must be housed or stored in the United States at a real Property location either owned or leased by Borrower or any of its Domestic Subsidiaries, so long as (i) such leased facility is covered by a Collateral Access Agreement delivered to the Lender by the lessor thereof or (ii) a Rent Reserve for such leased facility has been established and is then applicable, provided, that notwithstanding the foregoing, no such Rent Reserve will be required during the first 60 days after the date of this Agreement with respect to any leased facility not covered by a Collateral Access Agreement;

(f)	such Equipment Inventory meets all applicable laws and standards imposed by any Governmental Authority having regulatory authority over it;

(g)	such Equipment Inventory must be adequately insured to the reasonable satisfaction of the Lender pursuant to insurance coverage required by this Agreement and the Security Documents;

(h)
such Equipment Inventory is not obsolete, slow moving, unmerchantable, defective, unfit for lease, not leasing at reasonable prices in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(i)
which contains or bears any intellectual property rights licensed to Borrower or its applicable Domestic Subsidiary unless the Lender is satisfied that it may sell, lease or otherwise dispose of such Equipment Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of any royalties to such licensor; and

(j)
the Lender has not deemed such Equipment Inventory ineligible because the Lender considers such Equipment Inventory in its reasonable discretion to be unmarketable or the value thereof to be impaired or its ability to realize such value to be insecure in any material respect.

In the event of any dispute under the foregoing criteria about whether any Equipment Inventory is or has ceased to be an Eligible Equipment Inventory, the decision of Lender shall be conclusive and binding, absent manifest error.  Nothing in this definition of "Eligible Equipment Inventory" shall be construed to limit or release any right of Lender to any Collateral.

Eligible General Inventory means, as at any date of determination thereof, any General Inventory of Borrower or any of its Domestic Subsidiaries (excluding compressors and any and all accessions thereto) which complies with the following requirements:

(a)	good title to such General Inventory is owned by and recorded on the books and records of Borrower or its applicable Domestic Subsidiary in the ordinary course of business;

(b)
such General Inventory is only raw materials or finished goods and is not work-in-progress Inventory, is not scrap or remnants Inventory and is not display items or manufacturing, replacement, packaging or shipping supplies or materials;

(c)	the Book Value of such General Inventory is valued in accordance with GAAP on a average cost basis;

(d)
such General Inventory is Collateral hereunder and is subject to a first priority perfected Lien in favor of the Lender and is free and clear of all other Liens of any nature whatsoever (except for Liens permitted under Section 6.02);

(e)	such General Inventory meets all applicable laws and standards imposed by any Governmental Authority having regulatory authority over it;

(f)
such General Inventory must not be in transit and must be housed or stored in the United States at a real Property location either owned or leased by Borrower or any of its Domestic Subsidiaries, so long as (i) such leased facility is covered by a Collateral Access Agreement delivered to the Lender by the lessor thereof or (ii) a Rent Reserve for such leased facility has been established and is then applicable, provided, that notwithstanding the foregoing, no such Rent Reserve will be required during the first 60 days after the date of this Agreement with respect to any leased facility not covered by a Collateral Access Agreement;

(g)	such General Inventory must be adequately insured to the reasonable satisfaction of the Lender pursuant to insurance coverage required by this Agreement and the Security Documents;

(h)	such General Inventory has not been sold and must not be on consignment;

(i)
such General Inventory is not obsolete or slow moving (with the amount of such obsolete or slow moving General Inventory as of any date to never be less than the Obsolescence Reserve on such date), unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such General Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(j)
which contains or bears any intellectual property rights licensed to Borrower or its applicable Domestic Subsidiary unless the Lender is satisfied that it may sell or otherwise dispose of such General Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of any royalties to such licensor; and

(k)
the Lender has not deemed such Inventory ineligible because the Lender considers such General Inventory in its reasonable discretion to be unmarketable or the value thereof to be impaired or its ability to realize such value to be insecure in any material respect.

In the event of any dispute under the foregoing criteria about whether any Inventory is or has ceased to be a Eligible General Inventory, the decision of Lender shall be conclusive and binding, absent manifest error. Nothing in this definition of "Eligible General Inventory" shall be construed to limit or release any right of Lender to any Collateral.

Environmental Claim means any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean-up of such pollution or contamination; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) the manufacture, processing, distribution in commerce or use of Hazardous Substances.  An "Environmental Claim" includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Authority.

Environmental Liabilities includes all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including remedial, removal, response, abatement, restoration (including natural resources), investigative, monitoring, personal injury and damage to Property or natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit, including reasonable attorneys' fees and court costs.

Environmental Matters means matters relating to pollution or protection of the environment, including emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water or ground water, or land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

Environmental Permit means any permit, license, approval or other authorization under any applicable Legal Requirement relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or Hazardous Substances.

Equipment shall have the meaning set forth in Article 9 of the UCC.

Equipment Inventory means the specific rental compressor Inventory, together with any and all accessions thereto, now or hereafter owned by Borrower or any of its Domestic Subsidiaries, if any, for purposes of rental or leasing of the same to customers to the extent, but only to the extent, such compressors have been properly identified and designated by the Borrower as “Equipment Inventory” for purposes hereof in accordance with the requirements of Section  5.11.

Equity Interests means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, or any warrants, options or other rights to acquire such interests.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the U.S. Department of Labor thereunder.

           Event of Default shall have the meaning assigned to it in Section 7.01 hereof.

           Financing Statements means all such Uniform Commercial Code financing statements as Lender shall require, in Proper Form, naming Lender, as secured party, and naming Borrower or its applicable Domestic Subsidiary, as applicable, as debtor, in order to give notice of and to perfect or continue perfection of Lender's Liens in all Collateral.

Funded Indebtedness means, as to a particular Person at any particular time, without duplication, the sum of all Indebtedness (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person  for or in respect of (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement or facility, (iv) obligations under any Rate Management Transaction or any other currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management devices, (v) any other transaction (including forward sale or purchase agreements, Capital Lease Obligations (other than the interest component of such obligations) or conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of Indebtedness and which are not more than thirty (30) days past due), (vi) all guarantees and other surety obligations by such Person of Indebtedness of others for borrowed money, and (vii) all Indebtedness for borrowed money Indebtedness of others secured by any Lien existing on any interest of the Person with respect to which Funded Indebtedness is being determined in Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed by or such Person is otherwise liable therefor; provided, that such term shall not mean or include any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to Lender in trust for the payment thereof

GAAP means, as to a particular Person, such accounting practice as, in the opinion of the independent certified public accountants of recognized national standing regularly retained by such Person and acceptable to Lender, conforms at the time to generally accepted accounting principles, consistently applied.  GAAP means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to Lender, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person.  If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a GAAP or practice, all reports and financial statements required hereunder may be prepared in accordance with such change only after written notice of such change is given to Lender.

General Intangibles shall have the meaning set forth in Article 9 of the UCC.

General Inventory means any Inventory of Borrower or any of its Domestic Subsidiaries (excluding compressors held for lease to third parties and any and all accessions thereto), now or hereafter owned by Borrower or any of its Domestic Subsidiaries.

Governmental Authority means any foreign governmental authority, the United States of America, any State of the United States and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having jurisdiction over Lender, Borrower, any other Obligor or their respective Property.

Guarantor means each Domestic Subsidiary of the Borrower, if any, hereafter becoming a guarantor of the Obligations in accordance with the other terms of this Agreement.

Guaranty means each and every guaranty of the Obligations, if any, from time to time executed and delivered to Lender after the date hereof by any Guarantor, as each of the same may be amended, supplemented, modified and/or restated from time to time.

Hazardous Substance means petroleum products and any hazardous or toxic waste or substance defined or regulated as a hazardous substance from time to time by any law, rule, regulation or order described in the definition of "Requirements of Environmental Law".

Indebtedness means, as to a particular Person at any particular time, without duplication, the sum of (a) all Funded Indebtedness of such Person and (b) all Off-Balance Sheet Liabilities of such Person.

Interest Expense means, for any Person during any applicable period, the total interest expense accruing on Indebtedness of such Person and/or its Subsidiaries, on a consolidated basis, during such period (including interest expense attributable to Capitalized Lease Obligations and amounts, both positive and negative, attributable to interest expense incurred under any Rate Management Transaction), computed and calculated, without duplication, in accordance with GAAP.

Interest Option shall have the meaning specified in Section 2.04(a) hereof.

Interest Payment Date means (a) with respect to any CBFR Borrowing, the first day of each calendar month and the Maturity Date, and (b) with respect to any LIBOR Borrowing, the last day of the Interest Period applicable to such Borrowing and the Maturity Date.

Interest Period means the period commencing on the date of the applicable LIBOR Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall end later than the Maturity Date, and (iv) interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period.

Inventory shall have the meaning set forth in Article 9 of the UCC.

           Investment means the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, extension of credit or capital contribution to, or the incurring of any liability, contingently or otherwise, in respect of the Indebtedness of, any Person.

Joinder Agreement shall mean any agreement, in Proper Form, executed by a Domestic Subsidiary of Borrower from time to time after the date hereof in accordance with Section 6.08 hereof, pursuant to which such Subsidiary joins in the execution and delivery of a Guaranty and the applicable Security Documents.

Legal Requirement means any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future.  The term "Legal Requirement" includes Requirements of Environmental Law.

Letter of Credit Advances means all sums which may from time to time be paid by Lender pursuant to any and all of the Letters of Credit, together with all other sums, fees, reimbursements or other obligations which may be due to Lender pursuant to or in connection with any of the Letters of Credit.

Letter of Credit Documents means the Letters of Credit and the Applications.

Letter of Credit Liabilities means at any time the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Advances for which Lender has not been reimbursed and which remain unpaid at such time (it being agreed that any Letter of Credit Advances satisfied by proceeds of a Loan hereunder shall be deemed to have been reimbursed and paid for purposes of this definition).

Letters of Credit means all standby letters of credit issued by Lender for the account or liability of Borrower pursuant to the terms of Section 2.08 hereof.  Letter of Credit means any one of the Letters of Credit.

Leverage Ratio means the ratio, determined as of the end of each fiscal quarter of Borrower  for the most-recently ended four (4) fiscal quarters, of (a) all Funded Indebtedness to (b) EBITDA, all computed and calculated, without duplication, for Borrower, on a consolidated basis, and in accordance with GAAP.

LIBOR Borrowing shall mean, as of any date, that portion of the principal balance of the Loans bearing interest at the Adjusted LIBOR Rate as of such date.

LIBOR Lending Office shall mean the office of Lender specified in the address portion on the signature pages hereof, or such other office of Lender as Lender may from time to time specify in writing to the Borrower as its LIBOR Lending Office.

LIBOR Rate means, with respect to any LIBOR Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the LIBOR Rate with respect to such LIBOR Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

Lien means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

Loan means a loan described in and provided for by Section 2.01, and Loans means all of such Loans.

Material Adverse Effect means a material adverse effect on (a) the business, assets, property, or condition (financial or otherwise) of Borrower and its Subsidiaries, if any, taken as a whole, which in Lender's judgment, impairs or could reasonably be expected to impair Lender's ability in any material respect to collect the Obligations when due, or (b) the validity or enforceability of Lender’s Lien on any material portion of the Collateral or the priority of such Lien.

Maturity Date means the earlier to occur of (a) December 31, 2011, (b) any date that the Commitment is terminated in full by Borrower pursuant to Section 2.01(b) hereof, and (c) any date the Maturity Date is accelerated or the Commitment is terminated by Lender pursuant to Section 7.02 hereof.

Net Income means gross revenues and other proper income credits, less all proper income charges (including taxes on income), all determined in accordance with GAAP; provided, that there shall not be included in such revenues (a) any gains resulting from the write-up of assets, (b) any proceeds of any life insurance policy, or (c) any gain which is classified as "extraordinary" in accordance with GAAP; and provided further, that capital gains may be included in revenues only to the extent of capital losses.  Net Income shall be determined on a consolidated basis.

Note means the promissory note dated concurrently herewith executed by Borrower payable to the order of Lender in the face amount of $20,000,000.00, and any and all renewals, extensions, modifications, increases, rearrangements and/or replacements thereof.

Obligations means the Indebtedness evidenced by the Note and other sums now or hereafter payable to Lender by Borrower or any other Obligor under any of the Credit Documents, including all payment obligations, contingent or otherwise, whether now or hereafter arising under any Rate Management Transaction, together with performance of all other payment obligations, liabilities and Indebtedness of Borrower to Lender under any one or more of the Credit Documents, including all fees, costs, expenses and indemnity obligations under this Agreement and all other Credit Documents.

Obligors means Borrower and each Guarantor now or hereafter primarily or secondarily obligated to pay to Lender all of the Obligations.

Obsolescence Reserve means, on any day, an amount equal to the obsolescence reserve established and maintained by the Borrower on its balance sheet as of such date.

Off-Balance Sheet Liability of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

Organizational Documents means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, the partnership agreement establishing such partnership; with respect to a limited liability company, the articles of organization or formation and regulations or operating agreement of such limited liability company; with respect to a joint venture, the joint venture agreement establishing such joint venture, and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Credit Document referring to such Organizational Document and any and all future modifications thereof which are consented to by Lender.

Parties means all Persons other than Lender executing any Credit Document.

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Permitted Acquisition means any Acquisition by the Borrower or any of its Domestic Subsidiaries in a transaction that satisfies each of the following requirements:

(a) such Acquisition is not a hostile or contested acquisition;

(b) the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Borrower is engaged on the date of this Agreement, any Permitted Other Business Lines and any business activities that are substantially similar, related, or incidental to any of the foregoing;

(c) as soon as available, but not less than thirty (30) days prior to such Acquisition, the Borrower has provided the Lender with written notice of such Acquisition;

(d) the purchase price paid by the Borrower or its applicable Subsidiary (i) in connection with any single Acquisition shall not exceed $15,000,000.00, and (ii) for all Acquisitions made during any twelve (12) consecutive calendar months shall not exceed $15,000,000.00 in the aggregate (provided, however, that for Acquisitions for permitted pipeline business activities of the type described in the definition of Permitted Other Business Lines, such aggregate Acquisition price threshold shall not exceed $5,000,000.00); provided, however, that for Acquisitions of pipeline business activities of the type described in the definition of  Permitted Other Business Lines, the foregoing single Acquisition price threshold and aggregate Acquisition purchase price threshold shall each not exceed $5,000,000.00; provided further, however, that to the extent any purchase price paid for any single Acquisition (whether for pipeline or for other permitted business line activities) equals or exceeds $5,000,000.00, then the written notice of such Acquisition required to be furnished by the Borrower to the Lender pursuant to subparagraph (c) above shall be accompanied by a written certificate in favor of the Lender and executed on behalf of the Borrower by an authorized officer of Borrower, together with a pro forma calculation in form and substance reasonably satisfactory to the Lender, confirming that after giving effect to the completion of such Acquisition, the consolidated Leverage Ratio of the Borrower will be less than or equal to 2.25 to 1.0 on a pro forma basis which includes all consideration given in connection with such Acquisition, other than Equity Interests of the Borrower delivered to the seller(s) in such Acquisition, as having been paid in cash at the time of making such Acquisition;

(e) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become (i) a Domestic Subsidiary of the Borrower of which greater than fifty percent (50%) of the issued and outstanding Equity Interests thereof are owned and held by Borrower and/or one or more Subsidiaries of Borrower and (ii) a Guarantor pursuant to the terms of this Agreement;

(f) in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated unless the Lender in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated; and

(g) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, (i) each of the representations and warranties in this Agreement and the other Credit Documents is true and correct (except (1) any such representation or warranty which relates to a specified prior date and (2) to the extent the Lender have been notified in writing by the Borrower that any representation or warranty is not correct and the Lender has explicitly waived in writing compliance with such representation or warranty), and (ii) no Default or Event of Default exists, will exist, or would result therefrom.

Permitted Encumbrances means:

(a)           Liens for taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)           Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)           statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties each of which is in respect of obligations that are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d)           easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of Borrower that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such property for the purposes of which such property is held by Borrower or materially impair the value of such property subject thereto; and

(e)           judgment and attachment Liens not giving rise to an Event of Default, if any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and

(f)           to the extent not otherwise described above, Liens not securing borrowed money Indebtedness and arising in the ordinary course of business.

Permitted Investments means:

(a)           readily marketable securities issued or fully guaranteed by the United States of America with maturities of not more than one year;

(b)           commercial paper rated "Prime 1" by Moody's Investors Service, Inc. or "A-1" by Standard and Poor's Corporation with maturities of not more than 180 days;

(c)           certificates of deposit or repurchase obligations issued by any U.S. domestic bank having capital surplus of at least $100,000,000 or by any other financial institution acceptable to Lender, all of the foregoing not having a maturity of more than one year from the date of issuance thereof;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A2 by Standard & Poor’s Ratings Group or P2 by Moody’s Investors Service, Inc., and (iii) have portfolio assets of at least $250,000,000.

Permitted Other Business Lines means any and all of the following:  (a) sales, rental and/or servicing of gas treating and/or processing equipment and/or the providing of gas treating and/or processing services; (b) sales, rental and/or servicing of oil and gas measurement and/or treating equipment and/or the providing of oil and gas measurement and/or treating services; (c) sales, rental and/or servicing of natural gas emissions equipment and/or the providing of natural gas emissions measurement services; and (d) operation of pipelines for in-state transportation of oil and/or gas from a wellhead to a treatment or processing facility.

Person means any individual, corporation, partnership, joint venture, joint stock association, business or other trust, unincorporated organization, Governmental Authority or any other form of entity.

Plan means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by Borrower, any of its Subsidiaries or any member of a Controlled Group for employees of Borrower or any of its Subsidiaries or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower, any of its Subsidiaries or any member of a Controlled Group for employees of Borrower or any of its Subsidiaries is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

Prime Rate means the rate of interest per annum publicly announced from time to time by the Lender as its prime rate and each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE LENDER’S LOWEST RATE.

Proper Form means in form and substance reasonably satisfactory to Lender.

Property means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

Quarterly Financial Statements means, with respect to each fiscal quarter of the Borrower (except for the last fiscal quarter), (a) the Borrower’s 10-Q Report filed with the Securities Exchange Commission for such fiscal quarter, prepared in accordance with GAAP and certified as true and correct by an authorized officer of Borrower acceptable to Lender on behalf of Borrower, and (b) the quarterly consolidating financial statements of the Borrower and its Subsidiaries, containing a balance sheet as of the end of such fiscal quarter and an income statement, retained earnings statements and a statement of cash flows for such fiscal quarter, and for the fiscal year to date, subject to normal year-end adjustments, all prepared in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period of the preceding year, certified as true and correct by an authorized officer of Borrower acceptable to Lender on behalf of Borrower, with the parties recognizing that such consolidating statements will be prepared in accordance with GAAP only to the extent normal and customary and shall not be required until the end of the first full fiscal quarter of Borrower occurring after the creation or acquisition by Borrower of its first Subsidiary, if any.

Rate Management Transaction means (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and Lender and/or its Affiliates which is a rate swap, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap, floor, collar, currency swap, cross-currency rate swap, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), or (b) any type of transaction that is similar to any transaction referred to in clause (a) above that is currently, or in the future becomes, recurrently entered into in the financial markets and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, or any combination of the foregoing transactions.

Rate Selection Date shall mean that Business Day which is (a) in the case of CBFR Borrowings, the date of such borrowing, or (b) in the case of LIBOR Borrowings, the date three (3) Business Days preceding the first day of any proposed Interest Period.

Rate Selection Notice shall have the meaning specified in Section 2.04(b)(1) hereof.

Receivables shall mean each of the following items now or hereafter payable and owing to Borrower and/or any of its Domestic Subsidiaries:  (a) all Accounts; and (b) all rights to payments under leases or other Chattel Paper covering all or any portion of any rental compressor Inventory of Debtor (including any Equipment Inventory).

Regulation D means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member lenders of the Federal Reserve System.

Regulatory Change means, with respect to Lender, any change on or after the date of this Agreement in any Legal Requirement (including Regulation D) or the adoption or making on or after such date of any interpretation, directive or request applying to a class of lenders including Lender under any Legal Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

Rent Reserves means, (a) with respect to any real property location leased by Borrower as of the date of this Agreement and for which a Collateral Access Agreement has not yet been delivered to Lender as of the applicable determination date, an amount equal to all rent, charges and other amounts payable (or to become payable) by Borrower under the lease covering such location for (i) a three (3)-month period if the applicable determination date for Rent Reserves is within 180 days after of the date of this Agreement, provided, that notwithstanding the foregoing, no such 3-month Rent Reserve will be required during the first 60 days after the date of this Agreement, or (ii) a six (6)-month period if the applicable determination date for Rent Reserves is later than 180 days after of the date of this Agreement, and (b) with respect to any real property location leased by Borrower after the date of this Agreement and for which a Collateral Access Agreement has not yet been delivered to Lender as of the applicable determination date, an amount equal to all rent, charges and other amounts payable (or to become payable) by Borrower under the lease covering such location for a six (6)-month period.

Request for Loan means a request for a Loan duly executed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower, appropriately completed and substantially in the form of Exhibit A attached hereto, or any other request for a Loan by Borrower submitted under the terms of other documentation or any auto-advance feature acceptable to Lender.

Requirements of Environmental Law means all requirements imposed by any law (including The Resource Conservation and Recovery Act and The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation or order of any Governmental Authority in effect at the applicable time which relate to (i) noise; (ii) pollution, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, recycling, reclamation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, discharge, release, threatened release, emission or storage of Hazardous Substances.

Reserve Requirement means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

Security Agreements means, collectively, (a) any and all security agreements, pledge agreements, collateral assignments or other similar documents now or hereafter executed by Borrower or any of its Domestic Subsidiaries, if any, in favor of Lender, as security for the payment or performance of any and/or all of the Obligations, and (b) any amendment, modification, restatement or supplement of all or any of the above-described agreements and assignments.

Security Documents means, collectively, this Agreement, the Security Agreements, the Financing Statements and any and all other agreements, deeds of trust, mortgages, chattel mortgages, security agreements, pledges, guaranties, assignments, subordination agreements, undertakings and other instruments and Financing Statements now or hereafter executed and delivered in connection with, or as security for the payment or performance of, any Credit Document, as any of them may from time to time be amended, modified, restated or supplemented.

Statutory Reserve Rate means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lender is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

Subordinated Indebtedness means all Indebtedness, if any, of Borrower or any of its Subsidiaries which has been subordinated on terms and conditions satisfactory to Lender, in its sole discretion, to all Obligations to Lender.  Indebtedness shall not be considered as "Subordinated Indebtedness" unless and until Lender shall have received copies of the documentation evidencing or relating to such Indebtedness together with a subordination agreement, in Proper Form, duly executed by the holder or holders of such Indebtedness and evidencing the terms and conditions of subordination required by Lender in its discretion.

Subsidiary means, as to a particular parent Person, any other Person of which 50% or more of the indicia of equity rights (whether outstanding capital stock, partnership interests or otherwise) is at the time directly or indirectly owned or held by such parent Person, or by one or more of its Affiliates.

UCC means the Uniform Commercial Code, as in effect from time to time, of the State of Texas or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Lender's Lien on any Collateral.

           Unfunded Liabilities means, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent actuarial valuation report for such Plan, but only to the extent that such excess represents a potential liability of any member of the applicable Controlled Group to the PBGC or a Plan under Title IV of ERISA.  With respect to multiemployer Plans, the term "Unfunded Liabilities" shall also include contingent liability for withdrawal liability under Section 4201 of ERISA to all multiemployer Plans to which Borrower, any other Obligor or any member of a Controlled Group for employees of Borrower or any other Obligor contribute in the event of complete withdrawal from such Plans.

Section 1.02                        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights

ARTICLE II
Loans; Credit Facility Administration

Section 2.01                      Loans; Commitment.  Lender agrees, subject to all of the terms and conditions of this Agreement, to make Loans to Borrower as follows:

(a)           Prior to the Maturity Date, Lender will make Loans to Borrower, if after giving effect to the applicable requested Loan, Availability will be equal to or greater than zero.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Loans prior to the Maturity Date.  Borrower and Lender agree pursuant to Chapter 346 ("Chapter 346") of the Texas Finance Code that Chapter 346 (which relates to open-end line of credit revolving loan accounts) shall not apply to this Agreement, the Note or any Loan obligation hereunder and that none of this Agreement, the Note nor any Loan obligation hereunder shall be governed by Chapter 346 or subject to its provisions in any manner whatsoever. Loans shall be evidenced by the Note, and Lender shall in no event be obligated to fund more than one (1) Loan per day.  Loan proceeds shall be made available to Borrower by depositing them in an account designated by Borrower and maintained with Lender.

(b)           Upon at least five (5) Business Days' prior irrevocable written notice to Lender, Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitment; provided, however, that the Commitment shall not be reduced at any time to an amount less than the sum of the aggregate principal amount of all Loans outstanding at such time and the aggregate Letter of Credit Liabilities outstanding at such time.  Each partial reduction of the Commitment shall be in a minimum of $500,000.00, or an integral multiple of $100,000.00 in excess thereof.

(c)           Borrower shall have the right to request from the Lender one or more increases of up to up to $20,000,000.00 in the aggregate in the Commitment, provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000.00 and Borrower may only make a maximum of four such requests, (ii) the aggregate amount of the Commitment after such increase shall not exceed $40,000,000.00, and (iii) the Lender shall have thirty (30) days after receipt from Borrower of the applicable Commitment increase request to review and either approve or reject such requested Commitment increase, in the sole discretion of Lender.  Borrower acknowledges and agrees that Lender shall have no obligation to approve any such requested increase in the Commitment, but in the event of approval by Lender of any such Commitment increase request, Borrower will thereafter promptly execute and deliver to Lender an amendment of this Agreement in the form reasonably required by Lender to evidence the approved increase in the amount of the Commitment.

Section 2.02                      Repayment of Principal and Interest of Loans.

(a)           Borrower hereby unconditionally promises to pay to Lender in full the unpaid principal balance of the Note on the Maturity Date.

(b)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date, as well as upon the Maturity Date. After the Maturity Date, accrued and unpaid interest on the Loans shall be payable on demand.

Section 2.03                      Prepayments of Loans.

(a)           Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty, except as otherwise provided in this Section 2.03 and subsections (a), (b) or (c) of Section 2.05 hereof, but subject to the requirements of this Section.  Prepayments under this subparagraph (a) of any Loan shall be subject to the following additional conditions:

(1)           In giving notice of prepayment as hereinafter provided, Borrower shall specify, for the purpose of paragraphs (2) and (3) immediately following, the manner of application of such prepayment as between CBFR Borrowings and LIBOR Borrowings.

(2)           Prepayments applied to any LIBOR Borrowing may be made on any Business Day, provided, that (i) Borrower shall have given Lender at least three (3) Business Days' prior irrevocable written or telecopied notice of such prepayment, specifying the principal amount of the LIBOR Borrowing to be prepaid, the particular LIBOR Borrowing to which such prepayment is to be applied and the prepayment date; and (ii) if such prepayment is made on any day other than the last day of the Interest Period corresponding to the LIBOR Borrowing to be prepaid, Borrower shall pay directly to Lender, on the last day of such Interest Period, any Consequential Loss as a result of such prepayment.

(3)           Prepayments applied to any CBFR Borrowing may be made prior to 1:00 p.m., Austin, Texas time, on any Business Day.

(b)           Borrower shall from time to time on demand by Lender and subject to the requirements of this Section, prepay the Loans in such amounts as shall be necessary so that Availability at all times shall be equal to or greater than zero.

Section 2.04                      Interest Rates for Loans; Interest Options.

(a)           Subject to Section 8.01 hereof, the outstanding principal balance of the Loans shall bear interest on and after the date of this Agreement at the CB Floating Rate minus the Applicable Margin; provided, that (i) all principal outstanding after the occurrence of an Event of Default which has not been cured or waived in writing by Lender shall bear interest at the Default Rate, (ii) past due principal and interest shall bear interest at the Default Rate, which shall be payable on demand, and (iii) subject to the provisions hereof, Borrower shall have the option of having all or any portion of the principal balances from time to time outstanding under the Loans bear interest until their respective maturities at a rate per annum equal to the Adjusted LIBOR Rate plus the Applicable Margin (together with the CB Floating Rate, individually herein called an "Interest Option" and collectively called "Interest Options").  The records of Lender, with respect to Interest Options, Interest Periods and the amounts of the Loans to which they are applicable shall be binding and conclusive, absent manifest error.  Interest on the Loans shall be calculated at the CB Floating Rate minus the Applicable Margin, except where it is expressly provided pursuant to this Agreement that the Adjusted LIBOR Rate plus the Applicable Margin is to apply.

(b)           In accordance with the provisions hereof, and provided no Default or Event of Default has occurred and is continuing, Borrower may elect to have the Adjusted LIBOR Rate plus the Applicable Margin apply or continue to apply to all or any portion of the principal balances of the Loans.  Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Loans, but such conversion alone shall not change the outstanding principal balance of the Loans and the Note. The Interest Options shall be designated or converted in the manner provided below:

(1)           Borrower shall give Lender by telephone, promptly confirmed by written notice (the "Rate Selection Notice") substantially in the form of Exhibit B hereto.  Each such telephone and written notice shall specify the amount and type of borrowings which are the subject of the designation, if any; the amount and type of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion (which, in the case of conversion of LIBOR Borrowings, shall be the last day of the Interest Period applicable thereto) and the Interest Period or Periods, if any, selected by the Borrower.  Such notice by telephone shall be irrevocable and shall be given to Lender no later than the applicable Rate Selection Date.  If a new Loan is to be a LIBOR Borrowing, then the Rate Selection Notice shall be included in the Request for Loan applicable to the new Loan, which shall be given to Lender no later than the applicable Rate Selection Date;

(2)           No more than three (3) LIBOR Borrowings and corresponding Interest Periods shall be outstanding at any one time with respect to the Loans.  Each LIBOR Borrowing shall be in a minimum aggregate principal amount of at least $500,000, with any increases over such minimum amount being in integral aggregate multiples of $100,000;

(3)           Principal included in any borrowing shall not be included in any other borrowing which exists at the same time;

(4)           Each designation or conversion shall occur on a Business Day; and

(5)           Except as provided in Section 2.05 hereof, no LIBOR Borrowing shall be converted on any day other than the last day of the applicable Interest Period.

(c)           All interest will be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, unless the effect of so computing shall be to cause the rate of interest to exceed the Ceiling Rate.

Section 2.05                      Special Provisions Applicable to LIBOR Borrowings.

(a)           If, after the date of this Agreement, any Change in Law or compliance by Lender with any request or directive (whether or not having the force of law) of any Governmental Authority shall at any time make it unlawful or impracticable for Lender to permit the establishment of or to maintain any LIBOR Borrowing, the commitment of Lender to establish or maintain the LIBOR Borrowings affected by such adoption or change shall forthwith be canceled and the Borrower shall forthwith, upon demand by Lender to Borrower, (1) convert such LIBOR Borrowings to CBFR Borrowings; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required under paragraph (d) below.  All present and subsequent requests for LIBOR Borrowings by Borrower shall be deemed to be requests for CBFR Borrowings with respect to Lender for all LIBOR Borrowings affected by such adoption or change until such adoption or change no longer affects the LIBOR Borrowings for Lender.

(b)           If any Change in Law or compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority shall at any time as a result of any portion of the principal balance of the Loans being maintained on the basis of the Adjusted LIBOR Rate impose, modify, increase or deem applicable any reserve requirement, special deposit requirement or similar requirement (including state law requirements and Regulation D, but excluding Statutory Reserve Rates) against assets held by Lender, or against deposits or accounts in or for the account of Lender, or against loans made by Lender, or against any other funds, obligations or other Property owned or held by Lender and the result of any of the foregoing is to increase the cost to Lender of agreeing to make or of making, renewing or maintaining such borrowing on the basis of the Adjusted LIBOR Rate, or reduce the amount of principal or interest received by Lender, then Borrower shall pay to Lender from time to time additional amounts sufficient to compensate such Lender for such increased cost or reduced amount.

(c)           If for any reason with respect to any Interest Period, Lender shall have determined (which determination shall be conclusive and binding upon Borrower) that: (1) Lender is unable through its customary general practices to determine a rate at which Lender is offered deposits in United States dollars by prime banks in the London interbank market, in the appropriate amount for the appropriate period, or by reason of circumstances affecting the London interbank market, generally, Lender is not being offered deposits for the applicable Interest Period and in an amount equal to the amount any LIBOR Borrowing requested by Borrower, or (2) the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to Lender of making and maintaining any LIBOR Borrowing hereunder for any proposed Interest Period, then Lender shall give Borrower notice thereof and thereupon, (A) any Rate Selection Notice previously given by Borrower designating an Adjusted LIBOR Rate which has not commenced as of the date of such notice from Lender shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until Lender shall notify Borrower that the circumstances giving rise to such notice from Lender no longer exist, each Rate Selection Notice requesting an Adjusted LIBOR Rate shall be deemed a request for a CBFR Borrowing, and each outstanding LIBOR Borrowing then in effect shall be converted, without any notice to or from the Borrower, upon the termination of the Interest Period then in effect to a CBFR Borrowing.

(d)           Borrower hereby agrees to indemnify Lender against and hold Lender harmless from any actual loss or expense that Lender may sustain or incur as a consequence of (i) failure by Borrower to timely convert or borrow any LIBOR Borrowing after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) failure by Borrower to make any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement or (iii) the making of a payment or prepayment of any LIBOR Borrowing, or the conversion of any LIBOR Borrowing, on a day that is not the last day of an Interest Period with respect thereto, including without limitation, in each case, any such loss or expense arising from the liquidation or reemployment of funds obtained by Lender or from fees payable to terminate the deposits from which such funds were obtained.

(e)           If Borrower requests quotes of the Adjusted LIBOR Rate for different Interest Periods being considered for election by Borrower, Lender will use reasonable efforts to provide such quotes to Borrower promptly.  However, all such quotes provided shall be representative only and shall not be binding on Lender, nor shall they be determinative, directly or indirectly, of any Adjusted LIBOR Rate or any component of any such rate, nor will Borrower's failure to receive or Lender's failure to provide any requested quote or quotes either (1) excuse or extend the time for performance of any obligation of Borrower or for the exercise of any right, option or election of Borrower or (2) impose any duty or liability on Lender.  If Borrower requests a list of the Business Days in any calendar month, Lender will use reasonable efforts to provide such list promptly.  However, any such list provided shall be understood to identify only those days which Lender believes in good faith at the time such list is prepared will be the Business Days for such month.  Lender shall not have any liability for any failure to provide, delay in providing, error or mistake in or omission from, any such quote or list.

(f)           With respect to Lender having a LIBOR Lending Office which differs from its Domestic Lending Office, all Loans that are part of LIBOR Borrowings advanced by Lender's LIBOR Lending Office shall be deemed to have been made by Lender and the obligation of Borrower to repay such Loans shall nevertheless be to Lender and shall be deemed held by Lender for the account of Lender's LIBOR Lending Office.

Section 2.06                      Increased Costs.

(a)
If Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or any of the Loans to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered; provided, however, that notwithstanding the foregoing, if Borrower (i) fully pays all outstanding Obligations, (ii) pays to Lender, in immediately available funds, an amount equal to 105% of the then aggregate amount available for drawings under all outstanding Letters of Credit, if any (which funds shall be held by Lender as Cover for said Letters of Credit), and (iii) irrevocably terminates the Commitment in writing delivered to Lender, all within twenty (20) days after Borrower’s receipt of any notice from Lender that amounts are or will be owing by Borrower to Lender pursuant to the terms of this Section 2.06, then in such event, Borrower shall not be obligated to pay to Lender any such amounts to the extent, but only to the extent, such amounts are attributable to any period prior to the date of Borrower’s receipt of such notice from Lender.

(b)
A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in Section 2.06(a) shall be delivered to Borrower, demonstrating in reasonable detail the calculation of the amounts.  Borrower shall pay amounts due under this Section 2.06 within ten (10) days after receipt of the corresponding certificate.

(c)
Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; but Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days before the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive and if Lender notifies Borrower of such Change of Law within 180 days after the adoption, enactment or similar act with respect to such Change of Law, then the 180-day period referred to above shall be extended to include the period from the effective date of such Change of Law to the date of such notice.

Section 2.07                      Payments Generally.

(a)           All payments of the Obligations hereunder shall be made to Lender at Lender’s address specified pursuant to Section 8.08, or at any other office of Lender specified in writing by Lender to Borrower, by 1 p.m. (local time) on the date when due.

(b)           Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest or fees, or other amounts payable under Article II or otherwise) on or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, before 2:00 p.m., Austin, Texas time), on the date when due, in immediately available funds, without set-off, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Unless otherwise specified therein, all payments under each Credit Document shall be made in Dollars.

(c)           If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal, if any, then due hereunder.

(d)           If after receipt of any payment which is applied to the payment of all or any part of the Obligations, Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Lender and Borrower shall be liable to pay to Lender.  The provisions of this Section 2.07(d) shall be and remain effective notwithstanding any contrary action which may have been taken by Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.07(d) shall survive the termination of this Agreement.

Section 2.08                      Letter of Credit Facility.

(a)           Subject to the terms and conditions contained herein, Borrower shall have the right from time to time prior to the Maturity Date to obtain from Lender one or more Letters of Credit for the account of Borrower in such amounts and in favor of such beneficiaries as Borrower from time to time shall request; provided, that in no event shall Lender have any obligation to issue any Letter of Credit if (i) the face amount of such Letter of Credit, plus the other Letter of Credit Liabilities at such time, would exceed $2,000,000.00, (ii) such Letter of Credit would have an expiry date beyond the earlier to occur of (1) the scheduled Maturity Date, and (2) one year after the issuance date of such Letter of Credit, (iii) such Letter of Credit is not in a form and does not contain terms satisfactory to Lender in its discretion, (iv) Borrower has not executed and delivered such Applications and other instruments and agreements relating to such Letter of Credit as Lender shall have reasonably requested, (v) any Default or Event of Default has occurred and is continuing, or (vi) such Letter of Credit is not being issued or has not been issued to a landlord of a real property location leased by Borrower in connection with Borrower obtaining a Collateral Access Agreement in favor of Lender from such landlord.

(b)           Each Letter of Credit will be issued for the account of Borrower, and Borrower shall have full liability for each Letter of Credit.  Borrower promises to pay to the order of Lender the amount of all Letter of Credit Advances.  Each Letter of Credit Advance shall be considered for all purposes as a demand obligation owing by Borrower to Lender, and each Letter of Credit Advance shall bear interest from the date thereof at the Default Rate, without notice of presentment, demand, protest or other formalities of any kind (said past due interest on such Letter of Credit Advance being payable on demand).  To effect repayment of any such Letter of Credit Advance, Lender, at its sole option, shall be entitled to satisfy such Letter of Credit Advance simultaneously with or at any time thereafter that such Letter of Credit Advance remains unpaid by Borrower (subject to the terms and conditions herein) by making a Loan if (A) Availability will be equal to or greater than zero after giving effect to such Loan and the resulting repayment of such Letter of Credit Advance to be contemporaneously paid with the proceeds of such Loan, and (B) no Default or Event of Default shall have occurred which is then continuing.  Lender’s unwillingness to make such a Loan or the unavailability of a Loan to effect repayment of any such Letter of Credit Advance in accordance with the preceding sentence shall not in any way whatsoever affect Borrower's obligation to pay each Letter of Credit Advance on demand and to pay interest at the Default Rate on the amount of such unreimbursed Letter of Credit Advance.

(c)           In consideration of the issuance of each Letter of Credit, Borrower agrees to pay to Lender a per annum letter of credit fee (computed on the basis of the actual number of days elapsed in a year composed of 360 days) in an amount equal to the product of (A) the Applicable Margin for LIBOR Borrowings for the applicable period of time from the date of issuance until the expiry date of the applicable Letter of Credit times (B) the original face amount of such Letter of Credit, such letter of credit fee to be payable quarterly in arrears for such Letter of Credit, commencing on the date three (3) months after the issuance date of such Letter of Credit.

(d)           In addition to the fees payable under the immediately preceding paragraph, Borrower hereby agrees to pay to Lender customary and reasonable fronting fees and any and all other issuance, administrative, amendment, negotiation, payment and other normal, customary and reasonable fees which are charged by Lender in connection with the issuance or negotiation of any of Letter of Credit and the presentation or payment of any draw under any such Letter of Credit, with all of such amounts being due and payable to Lender upon demand.

ARTICLE III
Conditions Precedent

Section 3.01                      All Loans and Letters of Credit.  The obligation of Lender to make any Loan or issue any Letter of Credit is subject to the accuracy in all material respects of all representations and warranties of Borrower or any other Obligor in this Agreement or any other Credit Document on the date thereof (except where such representation or warranty specifically relates to an earlier date or has been waived in writing by Lender) and if requested by Lender, receipt by Lender of evidence of such accuracy, to the performance by Borrower and the other Obligors of their respective obligations under the Credit Documents (and Lender's receipt of evidence of such performance) and to the satisfaction of the following conditions:

(a)           (i) with respect to any Loan, Lender shall have received by no later than 11:00 a.m. on the date of such requested Loan, telephonic notice from Borrower of the proposed date and amount of such Loan, and by no later than 1:00 p.m. on such date, a Request for Loan and, only to the extent required under Section 5.02(d), a Borrowing Base Certificate dated as of the date of such requested Loan, each signed by an officer of Borrower, and (ii) with respect to any Letter of Credit, Lender shall have received by no later than 11:00 a.m. five (5) Business Days prior to the date of issuance of such requested Letter of Credit, a fully completed and executed Application and all other applicable Letter of Credit Documents required by Lender from Borrower;

(b)           since the date of the most recently delivered financial statements pursuant to this Agreement, there shall have occurred, in the reasonable opinion of Lender, no Material Adverse Effect;

(c)           no Default or Event of Default shall have occurred and be continuing or will occur as a result of the requested Loan or Letter of Credit;

(d)           the making of the Loan or issuance of the Letter of Credit shall not be prohibited by any applicable Legal Requirement;

(e)           all of the Credit Documents have been executed and delivered, and shall be valid, enforceable and in full force and effect;

(f)           all fees and expenses owed to Lender under any of the Credit Documents as of the date thereof shall have been paid in full;

(g)           Lender shall have received evidence reasonably satisfactory to Lender as to the perfection and requisite priority of the Liens created by the Security Documents;

(h)           no action, suit or proceeding shall have been commenced and then be continuing against or affecting Borrower or involving the validity or enforceability of any material provision of any Credit Document, at law or in equity, or before any Governmental Authority, which is not adequately covered by insurance coverage and in Lender's reasonable judgment, impairs or could reasonably be expected to impair Lender's ability in any material respect to collect the Obligations when due; and

(i)           Lender shall have received such other documents as it may reasonably require.

Delivery of any Request for Loan or Application to Lender shall constitute a representation by Borrower that the representations and warranties made by Borrower under this Agreement and the other Credit Documents are true and correct in all material respects as of the date of delivery of such Request for Loan or Application except where such representation or warranty specifically relates to an earlier date or has been waived in writing by Lender.

Section 3.02                      Initial Loans and Letters of Credit.  In addition to the conditions described in Section 3.01 hereof, the obligation of Lender to make the initial Loans and issue the initial Letter of Credit hereunder is subject to the receipt by Lender of each of the following, in Proper Form:

(a)           the Note, all Security Documents and the other Credit Documents;

(b)           the Organizational Documents of Borrower, together with (i) a duly executed Borrowing Authorization with respect to Borrower and (ii) other reasonably satisfactory evidence confirming that the ownership, organizational structure and capitalization of Borrower is consistent in all material respects to the written descriptions thereof previously furnished to Lender;

(c)           current certificates of fact and account status from the Colorado Secretary of State, the Texas Secretary of State, the Texas Comptroller’s Office or the equivalent Governmental Authority in the Stat of Colorado, as applicable, as to the continued existence and good standing of Borrower in the State of Texas and the continued registration, qualification and good standing of Borrower in the State of Texas;

(d)           certificates of insurance satisfactory to Lender in all respects evidencing the existence of all insurance required to be maintained by Borrower or any other Obligor pursuant to the terms of this Agreement and the Security Documents;

(e)           a Borrowing Base Certificate dated as of the date of the initial Loan hereunder, together with (i) a listing and aging of the Accounts of Borrower as of the end of the most recent calendar month ending prior to the date of the initial Loan hereunder, prepared in reasonable detail and containing such information as Lender may request, and (ii) a summary or listing of the General Inventory and the Equipment Inventory of the Borrower as of the end of the most recent calendar month ending prior to the date of the initial Loan hereunder;

(f)           evidence that (i) all existing Indebtedness not otherwise permitted by this Agreement, including without limitation, all indebtedness of Borrower to Western National Bank has been or concurrently with the date of this Agreement will be terminated and all outstanding amounts thereunder have or concurrently with the date of this Agreement will be paid in full, and (ii) that the holders of all Liens securing such Indebtedness have agreed to promptly file, or have adequately approved the filing of, releases of such Liens in the appropriate public records;

(g)           Lender shall have received the results of a recent lien search in each of the jurisdictions where assets of Borrower or any other Collateral are located, and each such search shall reveal no Liens on any of the assets to be pledged as Collateral except for liens permitted by Section 6.02 or discharged on or prior to the date hereof pursuant to a pay-off letter or other documentation satisfactory to Lender; and

(h)           Lender shall have received all fees required to be paid by Borrower, and all expenses to be paid or reimbursed by Borrower to the extent invoices have been presented for such expenses (including the reasonable fees and expenses of legal counsel).

ARTICLE IV

Representations and Warranties

Borrower represents and warrants to Lender that:

Section 4.01                      Organization; Authorization.  Borrower is duly organized, validly existing and in good standing under the laws of the State of Colorado and has full legal right, power and authority to carry on its business as presently conducted and to execute, deliver and perform its obligations under the Credit Documents, and Borrower is duly qualified to do business and in good standing in the state of Texas and each other jurisdiction in which the nature of its business makes such qualification necessary or desirable, except for those jurisdictions in which the failure to qualify and/or be in good standing would not reasonably be expected to result in a Material Adverse Effect. Borrower's execution, delivery and performance of the Credit Documents to which it is a party have been duly authorized by all necessary action under the Organizational Documents of Borrower and otherwise.

Section 4.02                      No Consents Necessary.  The execution, delivery and performance of the Credit Documents by Borrower or any other Obligor do not and will not require (i) any consent of any other Person or (ii) any consent, license, permit, authorization or other approval of any court, arbitrator, administrative agency or other Governmental Authority, or any notice to, exemption by, any registration, declaration or filing with or the taking of any other action in respect of, any such court, arbitrator, administrative agency or other Governmental Authority.

Section 4.03                      No Conflicts.  Neither execution or delivery of any Credit Document, nor the fulfillment of or compliance with its terms and provisions will (i) violate any Legal Requirement or the Organizational Documents of Borrower or any other Obligor, or (ii) conflict with or result in a breach of the terms, conditions or provisions of, or cause a default under, any material agreement, instrument, franchise, license or concession to which Borrower or any other Obligor is a party or bound.

Section 4.04                      Enforceability.  Each Credit Document has been duly and validly executed, issued and delivered by Borrower or any other applicable Obligor, as the case may be.  They are in proper legal form for prompt enforcement and they are the respective valid and legally binding obligations of Borrower (or the other applicable Obligors, when and if applicable), enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  The obligations of Borrower (or the other applicable Obligors, when and if applicable) under them rank and will rank at least equal in priority of payment with all of Borrower’s (and the other applicable Obligors, when and if applicable) other Indebtedness (except only for Indebtedness preferred by operation of law or Indebtedness disclosed in writing to Lender before execution and delivery of this Agreement).

Section 4.05                      Financial Condition; Title to Property.  All information supplied to Lender, and all statements made to Lender by or on behalf of Borrower or any other Obligor before, concurrently with or after execution of this Agreement are and will be true, correct, complete, valid and genuine in all material respects.  Borrower's and each other Obligor’s financial statements furnished to Lender fairly present in all material respects the consolidated financial condition of Borrower (or such other applicable Obligor) as of its date and for the period then ended.  No material adverse change has occurred in the financial conditions reflected in any such statements since their dates, and all assets listed on such statements are subject to the Borrower’s or the other applicable Obligor’s management, control and disposition.  Borrower has good and marketable title to, or a valid leasehold interest in, all of the material Property and assets shown on the most recent consolidated balance sheet for Borrower provided under the terms of Section 5.2, and all assets and Property acquired since the date of such respective balance sheets, except for such Property as is no longer used or useful in the conduct of Borrower’s or its applicable Subsidiary’s business or as have been disposed of in the ordinary course of business or otherwise in accordance with this Agreement, and except for minor defects in title that do not interfere with the ability of Borrower and its Subsidiaries to conduct their respective businesses.

Section 4.06                      Taxes.  Borrower has filed all tax returns required to be filed and paid all taxes due, including interest and penalties, except for taxes which are being diligently contested in good faith and for payment of which adequate reserves have been set aside.

Section 4.07                      Litigation.   As of the date of this Agreement, there is no condemnation or other action, suit or proceeding pending—or, to the best of Borrower's knowledge, threatened--against Borrower, any other Obligor or the Collateral, at law or in equity, or before or by any Governmental Authority, which involves a claim or dispute in excess of $100,000.00, except as described and set forth in Schedule 4.07 attached hereto.

Section 4.08                      No Defaults.  Neither Borrower nor any other Obligor is in default with respect to any order, writ, injunction, decree or demand of any court or other Governmental Authority, in the payment of any Indebtedness for borrowed money or under any agreement or other papers evidencing or securing any such Indebtedness to the extent the default in such payment would constitute a Default or an Event of Default under Section 7.01(j).

Section 4.09                      No Adverse Contracts.  Except for loan documents evidencing permitted Indebtedness or Liens, neither Borrower nor any other Obligor is a party to any contract or agreement which materially and adversely affects any of its businesses, Properties or financial conditions.

Section 4.10                      Solvency.  Borrower and each other Obligor is now solvent, and no bankruptcy or insolvency proceedings are pending or contemplated by or--to Borrower's knowledge threatened--against Borrower or any other Obligor.  Borrower’s liabilities and obligations under the Credit Documents do not and will not render Borrower insolvent, and the liabilities and obligations of each other Obligor under the Credit Documents do not and will not render any other Obligor insolvent.

Section 4.11                      Prior Representations. No representation or warranty contained in any Credit Document and no statement contained in any certificate, schedule, list, financial statement or other papers furnished to Lender by or on behalf of Borrower or any other Obligor contains any untrue statement of material fact, or omits a material fact necessary to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were provided.

Section 4.11                      Margin Stock.   None of the proceeds of the Note will be used for the purpose of purchasing or carrying, directly or indirectly, any margin stock or for any other purpose which would make such credit a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

Section 4.12                      Permits.  Borrower and its Subsidiaries possess all permits, licenses, patents, trademarks, tradenames and copyrights required and material to conduct their respective businesses.

Section 4.13                      Legal Requirements.  Borrower, each other Obligor and the Collateral are in compliance in all material respects with all applicable Legal Requirements and Borrower manages and operates (and will continue to manage and operate) its business in accordance with good industry practices as determined by Borrower in its reasonable discretion.

Section 4.14                      ERISA.  With respect to each Plan, Borrower, each of its Subsidiaries and each member of a Controlled Group for the employees of Borrower or any of its Subsidiaries have fulfilled their obligations, including obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the provisions of ERISA and the Code.  No event has occurred which could result in a liability of Borrower or any member of a Controlled Group for the employees of Borrower or any of its Subsidiaries to the PBGC or a Plan (other than to make contributions in the ordinary course).  Since the effective date of Title IV of ERISA, there have not been any nor are there now existing as of the date of this Agreement, any events or conditions that would reasonably be expected to cause the Lien provided under Section 4068 of ERISA to attach to any Property of Borrower, or any of its Subsidiaries or any member of a Controlled Group for the employees of Borrower or any of its Subsidiaries.  As of the date of this Agreement, there are no Unfunded Liabilities with respect to any Plan, and no "prohibited transaction" has occurred with respect to any Plan as of the date hereof.

Section 4.15                      Investment and Holding Company Status.

(a)           Neither Borrower nor or any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

(b)           Neither Borrower nor or any of its Subsidiaries is an "affiliate" or a "subsidiary company" of a "public utility company," or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended ("PUHC Act").  Further, none of the transactions contemplated under this Agreement shall cause or constitute a violation of any of the provisions, rules, regulations or orders of or under the PUHC Act and the PUHC Act does not in any manner impair the legality, validity or enforceability of the Note, the liabilities of Borrower or any of its Subsidiaries under any of the Credit Documents or any Liens created under the Security Documents.

Section 4.16                      Environmental Matters.  Except as disclosed in writing to Lender before execution and delivery of this Agreement, (a) Borrower and each of its Subsidiaries has obtained and maintained in effect all Environmental Permits, the failure to obtain which could reasonably be expected to have a Material Adverse Effect, (b) Borrower and each of its Subsidiaries (and its Properties, business and operations) has been and is in compliance in all material respects with all applicable Requirements of Environmental Law and Environmental Permits, the failure to obtain which could reasonably be expected to have a Material Adverse Effect, (c) neither Borrower nor any of its Subsidiaries (or any of their Properties, business and operations) is subject to any (i) Environmental Claims or (ii) Environmental Liabilities, in either case direct or contingent, and whether known or unknown, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which could reasonably be expected to have a Material Adverse Effect, and (d) neither Borrower nor any of its Subsidiaries has received any notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with its Properties, business or operations which could reasonably be expected to have a Material Adverse Effect.  The liability (including any Environmental Liability and any other damage to persons or Property), if any, of Borrower and each of its Subsidiaries with respect to their Properties, business and operations which is reasonably expected to arise in connection with Requirements of Environmental Laws currently in effect and other environmental matters presently known by Borrower could not reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries knows of any event or condition with respect to Environmental Matters with respect to any of its Properties which could reasonably be expected to have a Material Adverse Effect.  The provisions of this Section are cumulative of the provisions relating to this subject matter in the other Credit Documents.

Section 4.17                      Executive Offices; Fiscal Year.  As of the date of this Agreement, Borrower's principal place of business and chief executive office is 508 W. Wall Street, Suite 550, Midland, Texas 79701, and Borrower's fiscal year is January 1st to December 31st of each calendar year.

Section 4.18                      Subsidiaries.   As of the date hereof, Borrower has no Subsidiaries.

Section 4.19                      Subordinated Indebtedness.  As of the date hereof, Borrower has no Subordinated Indebtedness.

ARTICLE V

Affirmative Covenants

Borrower covenants and agrees with Lender that prior to the payment in full of the Obligations (other than indemnification liabilities and other similar contingent obligations) and the termination of the Commitment:

Section 5.01                      Existence; Conduct of Business.  Borrower shall (and shall cause each of its Subsidiaries to) at all times (a) pay when due all material taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested diligently in good faith and adequate reserves have been established therefor; (b) to the extent applicable, do all things reasonably necessary to preserve its existence, qualifications, rights and franchises in all states where such qualification is necessary; (c) comply in all material respects with all applicable Legal Requirements (including Requirements of Environmental Law) in respect of the conduct of its business and the ownership of its Property; (d) cause its material Property to be protected, maintained and kept in good repair (ordinary wear and tear and casualty expected) and make all replacements and additions to its Property as may be reasonably necessary to conduct its business, and (e) pay punctually and discharge when due, or renew or extend, any Indebtedness in excess of $250,000.00 incurred by it and discharge, perform and observe the covenants, provisions and conditions to be performed, discharged and observed on its part in connection therewith, or in connection with any agreement or other instrument relating thereto or in connection with any mortgage, pledge or lien existing at any time upon any of its Property; provided, however, that nothing contained in this subparagraph (e) shall require payment, discharge, renewal or extension of any such Indebtedness or discharge, performance or observance of any such covenants, provisions and conditions so long as any claims which may be asserted against with respect to any such Indebtedness or any such covenants, provisions and conditions shall be contested diligently and in good faith and reserves with respect thereto deemed adequate by Lender shall be established.

Section 5.02                      Financial Statements; Designation of Equipment Inventory and Other Information.  Borrower shall furnish or cause to be furnished to Lender a copy of each of the following:

(a)           as soon as available and in any event within 120 days after the end of each fiscal year of Borrower, the Annual Audited Financial Statements of Borrower;

(b)           as soon as available and in any event within 45 days after the end of each fiscal quarter (excluding the last fiscal quarter of each fiscal year) of Borrower, the Quarterly Financial Statements of Borrower;

(c)           concurrently with the financial statements provided for in subsections (a) and (b) of this Section 5.02 which are delivered as of the end of any fiscal quarter or fiscal year of Borrower, a compliance certificate ("Compliance Certificate") in the form of Exhibit D hereto accompanied by such schedules, computations and other information, in reasonable detail, as may be required by Lender to demonstrate compliance with the covenants set forth herein or reflecting any non-compliance therewith as of the applicable date, all certified and signed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower;

(d)           within 25 days after the end of each calendar month when any Loans and/or Letter of Credit Liabilities are outstanding as of the end of such calendar month, within 25 days after the end of each fiscal quarter of Borrower (regardless of whether any Loans and/or Letter of Credit Liabilities are outstanding as of the end of such fiscal quarter), and contemporaneously with a Request for Loan to the extent the following information has not been previously provided to the Lender within 30 days prior to the date such Request for Loan is submitted to the Lender, (i) a Borrowing Base Certificate as of the last day of such calendar month or fiscal quarter, as applicable, together with such supporting information as Lender may reasonably request, certified and signed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower, (ii) a listing and aging of the Receivables of Borrower and each of its Domestic Subsidiaries as of the end of such calendar month or fiscal quarter, as applicable, prepared in reasonable detail and containing such information as Lender may request (including Borrower’s reasonable calculation of the difference between (A) the aggregate amount of all Receivables shown on such listing and aging of Receivables and (B) the actual amount of such Receivables permitted to be included as an asset on the consolidated balance sheet of the Borrower in accordance with GAAP), (iii) a listing and aging of the accounts payable of Borrower and each of its Domestic Subsidiaries as of the end of such calendar month or fiscal quarter, as applicable, prepared in reasonable detail and containing such information as Lender may request, and (iv) a listing of the Equipment Inventory and a summary of the General Inventory of Borrower and each of its Domestic Subsidiaries as of the end of such calendar month or fiscal quarter, as applicable, prepared in reasonable detail and containing such information as Lender may request, including without limitation, updated Book Value amounts for the applicable Equipment Inventory and General Inventory;

(e)           within 25 days after the end of each June and December (commencing with December 31, 2010), and promptly on a more frequent basis upon the reasonable request of Lender, a listing covering all Equipment Inventory which is then leased by Borrower or its applicable Subsidiaries which adequately sets forth the following information for each such lease of any Equipment Inventory: (i) a summary of the applicable lease, including the remaining term thereof and the monthly amounts payable thereunder; (ii) the identity of specific Equipment Inventory covered by the applicable lease; (iii) the name and mailing address of the third-party lessee under the applicable lease; and (iv) the physical address that the specific Equipment Inventory is to be maintained by the applicable third-party lessee, if different than such lessee’s mailing address;

(f)           from time to time, at any time upon the request of Lender, but at the cost of Borrower (subject to the limitation set forth below), a report of a collateral field examiner or auditor (which may or may not be affiliated with Lender) with respect to the Accounts and General Inventory included in the Borrowing Base (provided, however, that Borrower shall not be required to pay or reimburse to Lender the cost and expense of such a report more than twice per calendar year to the extent of reports prepared when no Default or Event of Default exists); and

(g)           such other information relating to the financial condition, operations, prospects or business of any Borrower and/or any of its Subsidiaries as from time to time may be reasonably requested by Lender.

Section 5.03                      Financial Covenants.  Borrower shall have and maintain, on a consolidated basis, a Leverage Ratio less than or equal to 2.50 to 1.00 as of the last day of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2010).

Section 5.04                      Books and Records; Inspection Rights.   Borrower shall (and shall cause each of its Subsidiaries to) maintain books and records in accordance with GAAP.  Borrower shall permit Lender and any consultant of Lender to inspect its Property, to examine its files, books and records and make and take away copies thereof, and to discuss its affairs with its officers and accountants, during normal business hours and upon reasonable notice from Lender.  In connection therewith, Lender and any consultant of Lender shall each have the right to examine, as often as Lender may reasonably request, the existence and condition of any of the Collateral and to review Borrower's and each other Obligor’s compliance with the terms and conditions of this Agreement and the other Credit Documents, subject to governmental confidentiality requirements.  Borrower shall not be obligated to pay the expenses of Lender with respect to more than two (2) such visits and inspections per year so long as no Default or Event of Default exists.

Section 5.05                      Further Assurances.  Borrower shall promptly execute and deliver (or cause to be executed and delivered by any other applicable Obligor), at Borrower's expense, any and all other and further instruments which may be reasonably requested by Lender necessary to cure any defect in the execution and delivery of any Credit Document or more fully to describe particular aspects of the agreements and undertakings set forth in the Credit Documents.

Section 5.06                      Insurance.  Borrower shall maintain insurance with such insurers, on such of its and its Subsidiaries’ Property, in such amounts and against such risks as is customarily insured by companies similarly situated as Borrower, including without limitation, fire and extended coverage, general liability insurance and worker's compensation coverage, and furnish Lender satisfactory evidence thereof promptly upon request. [Notwithstanding the foregoing property insurance requirement or any other property insurance requirement set forth in any other Loan Document, so long as Borrower continues to maintain in all material respects the existing self-insurance program currently maintained by Borrower for property insurance coverage in lieu of third-party property insurance coverage, Borrower shall be deemed to have complied with all applicable property insurance requirements set forth in this Agreement or in any other Loan Document.]  These insurance provisions are cumulative of the insurance provisions of the Security Documents.  With respect to all such property, casualty and general liability insurance, Lender shall be named as an "additional loss payee" or "additional insured," as applicable, in its capacity as a lender and mortgagee, and shall be provided with copies of all such policies of insurance and one or more certificates of the applicable insurers that such insurance may not be canceled, reduced or materially and adversely affected in any manner without thirty (30) days' prior written notice to Lender.  Wherever permitted and available under applicable law, such property insurance shall name Lender as loss payee and/or mortgagee insured.  If Lender receives any proceeds of any such insurance, such proceeds shall be applied as prepayments against the Loans.

Section 5.07                      Notice of Material Events.  Borrower shall notify Lender promptly upon acquiring knowledge of the occurrence of, or if Borrower or any of its Subsidiaries causes or intends to cause, as the case may be:  (a) the institution of any lawsuit or administrative proceeding affecting Borrower or any other Obligor in any material respect; (b) any Default or any Event of Default, together with a detailed statement by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower of the steps being taken to cure the effect of such Default or Event of Default; (c) the receipt of any notice from, or the taking of any other action by, the holder of any Indebtedness of Borrower or any of its Subsidiaries in excess of $50,000 with respect to a claimed default, together with a detailed statement by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action Borrower or its applicable Subsidiaries, as the case may be, is taking or proposed to take with respect thereto; and (d) any adverse change in any material respect in the accuracy of the representations and warranties of Borrower or any other Obligor in this Agreement or any other Credit Document.  Borrower will notify Lender in writing at least 10 days prior to the date that any Obligor changes its name or its address or the place where it keeps its books and records.

Section 5.08                      ERISA Matters.  Borrower shall promptly furnish to Lender (1) promptly after receipt, a copy of any notice of complete or partial withdrawal liability regarding a Plan under Title IV of ERISA and any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, (2) if requested by Lender, promptly after the filing thereof with the United States Secretary of Labor or the PBGC or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, (3) immediately upon becoming aware of the occurrence of any "reportable event," as such term is defined in Section 4043 of ERISA, for which the disclosure requirements of Regulation Section 2615.3 promulgated by the PBGC have not been waived, or of any "prohibited transaction," as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower, its applicable Subsidiaries  or the applicable member of a Controlled Group for the employees of Borrower or its applicable Subsidiaries specifying the nature thereof, what action Borrower, its applicable Subsidiaries or the applicable member of such Controlled Group is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue Service or the Department of Labor with respect thereto, (4) promptly after the filing or receiving thereof by Borrower, any of its Subsidiaries or any member of a Controlled Group for the employees of any such Person of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan, and (5) each request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code regarding a Plan promptly after the request is submitted by Borrower, any of its Subsidiaries or any member of a Controlled Group for the employees of any such Person to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be.  To the extent required under applicable statutory funding requirements, Borrower will fund, and will cause each of its applicable Subsidiaries to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect, and comply with all applicable provisions of ERISA.  Borrower covenants that it shall and shall cause each of its applicable Subsidiaries and each member of a Controlled Group for the employees of Borrower or any of its Subsidiaries  to (a) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the contribution obligations under such Plan and the minimum funding standards requirements of ERISA; (b) prepare and file in a timely manner all notices and reports required under the terms of ERISA including annual reports regarding such Plans; and (c) pay in a timely manner all required PBGC premiums regarding such Plans.

Section 5.09                      Loan Proceeds.  The proceeds of the Loans will be used to provide funds for working capital, acquisition needs, capital expenditures and general corporate purposes for Borrower.

Section 5.10                      Deposits, Treasury Management and Traditional Banking Services.  Borrower shall maintain with Lender a substantial portion of its depository and disbursement accounts, related treasury management services and other traditional banking services.

Section 5.11                      Designation of Equipment Inventory as Collateral; Requisite Commitment Coverage Ratio.

(a)           The specific rental compressor Inventory initially designated by Borrower as “Equipment Inventory” for purposes of this Agreement is described in Exhibit E attached hereto.   Borrower and Lender agree that the Book Value of such initially designated Equipment Inventory as of the date of this Agreement is sufficient to cause the Commitment Coverage Ratio to be equal to or greater than 2.00 to 1.0 as of the date of this Agreement.   If the Borrowing Base Certificate and related information delivered by Borrower to Lender as of the end of any fiscal quarter or fiscal year of the Borrower pursuant to the terms of Section 5.02(d) show that the Commitment Coverage Ratio is less than 2.00 to 1.0 as of the end of the applicable fiscal quarter of fiscal year of Borrower, or if it is subsequently discovered that any Equipment Inventory previously included within Eligible Equipment Inventory is actually not Eligible Equipment Inventory as a result of such Equipment Inventory being permanently attached to vehicles, trailers or other transportation equipment covered by any certificate of title or for any other valid reason, then within 15 days after the Lender’s written demand to Borrower for the designation and pledge of additional Equipment Inventory as Collateral, the Borrower shall (i) furnish the Lender with the Borrower’s written designation of additional specific rental compressors of the Borrower and/or any of its Domestic Subsidiaries not already included in Equipment Inventory and having an aggregate Book Value at such time in the amount necessary to cause the Commitment Coverage Ratio to then be equal to or greater than 2.00 to 1.0 after the addition to and inclusion of such additional rental compressors as Equipment Inventory for purposes of hereof and (ii) execute and deliver to the Lender any and all Security Documents reasonably required by the Lender to evidence and perfect a first priority Lien in favor of the Lender in and to such additional Equipment Inventory as additional Collateral.   Borrower acknowledges and agrees that during the period after any above-described written demand by Lender to Borrower for the designation and pledge of additional Equipment Inventory as Collateral, Lender shall have the option to withhold funding any additional Loans and/or issuing any additional Letters of Credit requested by Borrower unless and until Borrower has designated and pledged the requisite additional Equipment Inventory as Collateral in accordance with the foregoing requirements.

(b)           The Borrower acknowledges that the initial Equipment Inventory described in Exhibit E hereto is the newest and most recently acquired rental compressor Inventory owned and held by the Borrower as of the date of this Agreement, and the Borrower hereby agrees that (i) each subsequent designation of additional Equipment Inventory after the date hereof shall sufficiently identify such additional Equipment Inventory in a manner (including furnishing of serial numbers and other specific equipment descriptions) to permit the Lender to thereafter file a valid UCC-Financing Statement with a legally sufficient description against all additionally designated Equipment Inventory in the manner required to properly and validly perfect the Lender’s requisite first priority Lien against such Equipment Inventory as Collateral hereunder, and (ii) that the specific rental equipment to be designated by the Borrower as “Equipment Inventory” in each such subsequent Equipment Inventory designation is required to be the newest and most recently acquired rental compressor Inventory then owned and held by the Borrower and/or its applicable Domestic Subsidiaries and which is not yet Equipment Inventory for purposes hereof at the time of such designation.

(c)           Lender shall be entitled, upon its reasonable request, to require a current appraisal of the Equipment Inventory and all other rental compressors then owned by Borrower to be prepared by an appraiser acceptable to Lender and at Borrower’s cost and expense in order to substantiate and confirm compliance with the above-described Commitment Coverage Ratio requirement in connection with (i) any increase in the Commitment requested by Borrower pursuant to Section 2.01(c) or (ii) confirming the value of any Equipment Inventory designated by Borrower in accordance with the above provisions that is older than five (5) years. Borrower agrees to promptly remit to Lender the amount of each such appraisal upon demand by Lender accompanied by a copy of the invoice for the applicable appraisal.

ARTICLE VI

Negative Covenants

Borrower covenants and agrees with Lender that prior to the payment in full of the Obligations (other than indemnification liabilities and other similar contingent obligations) and the termination of the Commitment:

Section 6.01                      Indebtedness.  Neither Borrower nor any of its Subsidiaries will create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent or otherwise, except the following:

(a)           Indebtedness to Lender or any Affiliate of Lender;

(b)           Indebtedness secured by Liens permitted by Section 6.02 hereof;

(c)           other liabilities existing on the date of this Agreement and disclosed in the financial statements delivered on or prior to the date hereof;

(d)           current accounts payable and unsecured current liabilities, not the result of borrowing, to vendors, suppliers and persons providing services, for expenditures for goods and services normally required by it in the ordinary course of business and on ordinary trade terms;

(e)           any Subordinated Indebtedness;

(f)           intercompany Indebtedness among Obligors, so long as any such Obligor other than Borrower is a wholly-owned Domestic Subsidiary of Borrower;

(g)           intercompany Indebtedness owing by a non-Domestic Subsidiary to any Obligor, so long as (1) Borrower is in compliance with the financial covenant in Section 5.03 hereof after giving effect to all such intercompany Indebtedness extended to non-Domestic Subsidiaries and all Investments permitted by Section 6.07(j), and (2) all such intercompany Indebtedness extended to any non-Domestic Subsidiary is evidenced by a valid and enforceable promissory note executed and payable by the applicable non-Domestic Subsidiary to the order of the applicable Obligor and the Lender has received a perfected first priority Lien (subject only to Permitted Encumbrances) against such promissory note;

(h)           Capital Lease Obligations, purchase money Indebtedness incurred to finance the acquisition of any Equipment or any other Indebtedness for borrowed money incurred after the date of this Agreement, so long as the aggregate principal amount of all such Indebtedness shall not exceed $300,000.00 in the aggregate at any time outstanding;

(i)           Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (c) and (h) hereof; provided that, (1) the principal amount or interest rate of such Indebtedness is not increased, (2) any Liens securing such Indebtedness are not extended to any additional Property of any Obligor, (3) no Obligor that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (4) such extension, refinancing or renewal does not result in a shortening of the maturity of the Indebtedness so extended, refinanced or renewed, (5) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (6) if the Indebtedness that is refinanced, renewed, or extended was Subordinated Indebtedness, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(j)           Indebtedness owed by Borrower to any Person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to Borrower, in each case incurred in the ordinary course of business; and

(k)           Indebtedness of any Borrower in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business.

Section 6.02                      Liens.  Neither Borrower nor any of its Subsidiaries will create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, permit to exist any Lien on any Collateral owned by any other Obligor, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; provided, however, that Borrower may create or suffer to exist:

(a)           Liens in effect on the date hereof and disclosed in Schedule 6.02 attached hereto, provided that neither the Indebtedness secured thereby nor the Property covered thereby shall increase;

(b)           Liens in favor of Lender;

(c)           Liens created pursuant to Capital Lease Obligations or purchase money Indebtedness for Equipment permitted pursuant to this Agreement, if such Liens are only in respect of the Equipment subject to, and secure only, the respective Capital Lease Obligations or purchase money Indebtedness and do not cover any other Property of Borrower or any of its Subsidiaries; and

(d)           Permitted Encumbrances.

Section 6.03                      Fundamental Changes.    Neither Borrower nor any of its Subsidiaries, in any single transaction or series of transactions, directly or indirectly, (a) consolidate, terminate, liquidate or dissolve, (b) be a party to any consolidation, termination, merger or consolidation, (c) sell, convey or lease all or substantially all of its assets (other than to Borrower or another Obligor that is a wholly-owned Subsidiary of Borrower), or (d) except for Permitted Acquisitions, acquire all or substantially all of the assets of any Person, or acquire any Equity Interests of any other Person after the date hereof, without the prior consent of Lender; provided, however, that any wholly-owned Subsidiary of an Obligor may (i) consolidate or merge with Borrower or another Obligor that is a wholly-owned Subsidiary of Borrower or (ii) otherwise terminate, liquidate or dissolve, so long as all of the assets of such Obligor that is terminating, liquidating or dissolving are conveyed to Borrower or another Obligor that is a wholly-owned Subsidiary of Borrower.

Section 6.04                      Asset Sales.   Neither Borrower nor any of its Subsidiaries will, in any single transaction or series of transactions, directly or indirectly, sell, transfer, lease or otherwise dispose of any of its assets, except for (i) sales or other dispositions of Inventory or other assets in the ordinary course of business and for fair value, including, without limitation, sales or other dispositions of damaged, used, surplus or obsolete assets, (ii) sales or other dispositions to any other Obligor and (iii) sales or other dispositions of assets not to exceed $1,000,000.00 in the aggregate in any fiscal year.

Section 6.05                      Nature of Business; Management.  Neither Borrower nor any of its Subsidiaries will (a) change the nature of its business in any material respect or enter into any business which is substantially different from the business in which it is presently engaged, other than any Permitted Other Business Lines, or (b) permit a change in the Chief Executive Officer and/or President of the Borrower.

Section 6.06                      Affiliate Transactions.  Neither Borrower nor any of its Subsidiaries will enter into any transaction or agreement with any Affiliate or any officer, director, partner, trustee or owner or holder of any Equity Interests of Borrower or any of its Subsidiaries, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to it than could be obtained on an arm’s-length basis from unrelated third parties, (b) any Distribution with respect to any Equity Interests in Borrower permitted hereunder or other transaction or agreement otherwise permitted hereunder, and (c) compensation, employment, severance and benefit arrangements in the ordinary course of business, including payment of directors’ fees.

Section 6.07                      Investments; Loans; Advances. Neither Borrower nor any of its Subsidiaries will make any Investment in, any Person, or make any commitment to make any Investment, except the following:

(a)           Permitted Investments;

(b)           Accounts, Inventory and other working capital accounts, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c)           loans or advances to employees, officers or directors in the ordinary course of business of Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $100,000.00 in the aggregate at any time outstanding;

(d)           Investments received in satisfaction or partial satisfaction from financially troubled account debtors as a result of the applicable Obligor’s exercise of its reasonable business judgment;

(e)           Equity Interests issued by Subsidiaries permitted hereunder;

(f)           Investments in another Obligor;

(g)           Investments existing on the date hereof to the extent the same are reflected in the most recent financial statements of Borrower furnished to Lender prior to the date of this Agreement; and

(h)           Permitted Acquisitions.

Section 6.08                      New Subsidiaries. Neither Borrower nor any of its Subsidiaries will form, create or acquire any Subsidiary without the prior written consent of Lender, unless (a) Lender is provided not less than thirty (30) days prior written notice by Borrower of the intention to create or acquire such new Subsidiary, (b) if such new Subsidiary is to be acquired, such Acquisition is a Permitted Acquisition, and (c) contemporaneously with the actual creation or acquisition of such new Subsidiary, as applicable, Borrower causes (i) each such Subsidiary that is a Domestic Subsidiary to become an Obligor, by execution and delivery to Lender, of a Guaranty or a Joinder Agreement (if a Joinder Agreement is requested by Lender in lieu of a Guaranty), (ii) each such Subsidiary that is a Domestic Subsidiary to grant to Lender a first priority perfected Lien (subject only to Liens permitted under Section 6.02) against all Collateral now or hereafter owned by such Domestic Subsidiary (subject to the limitations of Section 5.11), (iii) sixty-five percent (65%) of the issued and outstanding Equity Interests of each Subsidiary that is a non-Domestic Subsidiary (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in each foreign Subsidiary directly owned by the Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Lender pursuant to the terms and conditions of the Credit Documents or other security documents as the Lender shall reasonably request., and (iv)  each such Subsidiary to deliver to Lender such related certificates, legal opinions and documents (including Organizational Documents) as Lender may reasonably require.

Section 6.09                      ERISA; Unfunded Liabilities.  Neither Borrower nor any of its Subsidiaries will incur any material Unfunded Liabilities or allow any material Unfunded Liabilities to arise or exist under any Plan.

Section 6.10                      Sale and Leaseback Transactions.   Neither Borrower nor any of its Subsidiaries will enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 6.11                      Control of Voting Rights of Borrower’s and its Subsidiaries’ Equity Interests.   Borrower will not permit (i) any change in the control of the voting rights for any Equity Interests in Borrower which results in any Person and its Affiliates controlling, directly or indirectly, more than one-third (1/3) of the voting rights under all issued and outstanding classes of Equity Interests in Borrower at any time, or (ii) any change in the ownership of any Equity Interests in any Subsidiary now or hereafter owned and held by Borrower.

Section 6.12                      Dividends and Other Distributions.  Borrower will not:  (a) redeem, retire or otherwise acquire, directly or indirectly, any of its Equity Interests; or (b) pay or make any Distribution of any Property or cash to holders of Equity Interests in Borrower as such, except (i) non-cash dividends of additional Equity Interests, (ii) dividends required to be paid under the current terms of any preferred stock issued and outstanding as of the date of this Agreement, and (iii) redemptions of Equity Interests from officers, directors, employees and consultants upon termination of employment or service of such Person.

Section 6.13                      Other Negative Pledge Agreements. Neither Borrower nor any of its Subsidiaries will enter into any contract or other agreement for any purpose with any Person (other than the applicable negative covenants of this Agreement and the other Credit Documents) that directly or indirectly prohibits the Borrower or any of its Subsidiaries from granting any Lien against any Property now or hereafter owned by Borrower or any of its Subsidiaries.

ARTICLE VII

Defaults

Section 7.01                      Default.  The occurrence of any of the following events shall constitute an Event of Default (herein so called) under this Agreement:

(a)           any part of the Obligations is not paid when due, whether by lapse of time or acceleration or otherwise;

(b)           Borrower or any other Obligor fails to perform, observe or comply with--or defaults under--any of the terms, covenants, conditions or provisions of any Credit Document (other than any such failure or default described in one of the other subparagraphs of this Section), unless Lender declares the failure or default fully cured to Lender's satisfaction within fifteen (15) calendar days after Lender has given Borrower written notice thereof (such curative period to run concurrently with, and not in addition to, any other curative periods, if any, provided for in any of the other Credit Documents with respect to the same default);

(c)           Borrower or any of its Subsidiaries fails to perform, observe or comply with--or defaults under--Sections 5.02, 5.03 or 5.07 hereof or any negative covenant under Article VI of this Agreement;

(d)           any representation or warranty by Borrower or any other Obligor made in any Credit Document or in any other report or other paper now or hereafter provided to Lender pursuant or incident to any Credit Document or the Obligations proves to have been untrue or misleading in any material respect as of the date made or deemed made;

(e)           Borrower or any of its Subsidiaries:  (i) voluntarily suspends transaction of business (except as permitted hereunder); (ii) becomes insolvent or unable to pay its Indebtedness as it matures; (iii) commences a voluntary case in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors; (iv) makes an assignment for the benefit of creditors; (v) applies for or consents to the appointment of a receiver or trustee for any such person or entity or for any substantial portion of its Property; or (vi) makes an assignment to an agent authorized to liquidate any substantial part of its assets;

(f)           in respect of Borrower or any of its Subsidiaries:  (i) an involuntary case shall be commenced with any court or other authority seeking liquidation, reorganization or a creditor's arrangement of any such person or entity; (ii) an order of any court or other authority shall be entered appointing any receiver or trustee for any such person or entity or for any substantial portion of its Property; or (iii) a writ or warrant of attachment or any similar process shall be issued by any court or other authority against any substantial portion of the Property of any such person or entity, and in each case, such petition seeking liquidation, reorganization or a creditor's arrangement or such order appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment or similar process is not vacated, released or bonded off within sixty (60) days after its entry or levy;

(g)           the dissolution, liquidation or termination of the existence of Borrower or any of its Subsidiaries except as otherwise permitted under this Agreement;

(h)           any one or more final judgments for the payment of money in excess of $150,000.00 in the aggregate shall be rendered against any Obligor and the same shall remain unstayed or undischarged for a period of 30 days (it being agreed that a judgment shall be deemed stayed for purposes hereof during the prosecution by the applicable Obligor of any legally valid appeal process if a proper supersedeas bond has been timely filed in connection therewith);

(i)           the occurrence of any Material Adverse Effect;

(j)           Borrower or any of its Subsidiaries shall default in the payment of any amount when due under any other Funded Indebtedness obligation in excess of $50,000.00 in principal amount or the holder of such other obligation declares--or has the right to declare--such obligation due before its stated maturity because of default;

(k)           Borrower or any other applicable Obligor shall claim--or any court shall find or rule--that Lender does not have a valid Lien on any material portion of the Collateral;

(l)           Borrower or any of its Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud any of its creditors, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or, while insolvent, shall have suffered or permitted any creditor to obtain a lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from its date;

(m)           Borrower or any of its Subsidiaries fails to pay when due any amount which he or it is liable to pay to the PBGC or its successor regarding a Plan or to a Plan, or notice of intent to terminate any Plan is filed under ERISA, or PBGC commences proceedings under ERISA to terminate any Plan or to cause a trustee to be appointed to administer any Plan, or a proceeding is commenced by any fiduciary of any Plan to enforce Section 515 or Section 4219(c)(5) of ERISA, or PBGC becomes entitled to obtain a decree adjudicating that any Plan must be terminated; or

(n)           The occurrence of any default or event of default under any International Swaps and Derivatives Association, Inc. (ISDA) Master Agreement or other agreement evidencing any Rate Management Transaction that remains uncured after any applicable grace or cure period, if any, provided for therein.

Section 7.02                      Remedies.  Upon the occurrence of any Event of Default that is then continuing, Lender shall have the right, at its option, (a) to declare the Commitment terminated (whereupon the Commitment shall be terminated) and to declare the unpaid balance of the Indebtedness evidenced by the Note and all other Credit Documents to be immediately due and payable without further notice (including notice of intent to accelerate and notice of acceleration), protest or demand or presentment for payment, all of which are hereby expressly waived by Borrower, (b) to require Borrower to pay to Lender, in immediately available funds, an amount equal to 105% of the then aggregate amount available for drawings under all Letters of Credit (which funds shall be held by Lender as Cover), and/or (c) to enforce or avail itself of any and all powers, rights and remedies available at law or provided in this Agreement, the Note, the other Credit Documents or any other document executed pursuant hereto or in connection herewith.   All powers, rights and remedies of Lender set forth in this Section shall be cumulative and not exclusive of any other power, right or remedy available to Lender under the law or under this Agreement, the Note, the other Credit Documents or any other document executed pursuant hereto or in connection herewith to enforce the performance or observance of the covenants and agreements contained in this Agreement, and no delay or omission of Lender to exercise any power, right or remedy accruing to Lender shall impair any such power, right or remedy, or shall be construed to be a waiver of the right to exercise any such power, right or remedy.  Every power, right or remedy of Lender set forth in this Agreement, the Note, the other Credit Documents or any other document executed pursuant hereto or in connection herewith, or afforded by law may be exercised from time to time, and as often as may be deemed expedient by Lender.

Section 7.03                      Lender's Right to Cure.  If Borrower or any other Obligor should fail to comply with any of its agreements, covenants or obligations under any Credit Document, then after reasonable notice thereof to Borrower, Lender (in the name of Borrower or such other applicable Obligor or in Lender's own name) may perform them or cause them to be performed for Borrower's account and at Borrower's expense, but shall have no obligation to perform any of them or cause them to be performed.  Any and all expenses thus incurred or paid by Lender shall be Borrower's obligations to Lender due and payable on demand, and each shall bear interest from the date Lender pays it until the date Borrower repays it to Lender at the Default Rate.  Upon making any such payment or incurring any such expense, Lender shall be fully and automatically subrogated to all of the rights of the person, corporation or body politic receiving such payment.  Any amounts owing by Borrower to Lender pursuant to this or any other provision of this Agreement shall be secured by all Security Dcouments.  The amount and nature of any such expense and the time when it was paid shall be fully established by the affidavit of Lender or any of Lender's officers or agents.  The exercise of the privileges granted to Lender in this Section shall in no event be considered or constitute a cure of the default or a waiver of Lender's right at any time after an Event of Default that is then continuing to declare the Note to be at once due and payable, but is cumulative of such right and of all other rights given by this Agreement, the Note and the Credit Documents and of all rights given Lender by law.

ARTICLE VIII

Miscellaneous

Section 8.01                      Usury Not Intended; Savings Provisions.   Notwithstanding any provision to the contrary contained in any Credit Document, it is expressly provided that in no case or event shall the aggregate of any amounts accrued or paid pursuant to this Agreement which under applicable laws are or may be deemed to constitute interest ever exceed the maximum nonusurious interest rate permitted by applicable Texas or federal laws, whichever permit the higher rate.  In this connection, Borrower and Lender stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws.  In furtherance thereof, none of the terms of this Agreement shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum rate permitted by applicable laws. Neither Borrower nor any other Obligor shall ever be liable for interest in excess of the maximum rate permitted by applicable laws.  If, for any reason whatever, such interest paid or received during the full term of the applicable Indebtedness produces a rate which exceeds the maximum rate permitted by applicable laws, Lender shall credit against the principal of such Indebtedness (or, if such Indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the maximum rate permitted by applicable laws.  All sums paid or agreed to be paid to Lender for the use, forbearance or detention of money shall, to the extent required to avoid or minimize usury and to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the applicable Indebtedness so that the interest rate does not exceed the Ceiling Rate.  The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between Borrower and Lender.

Section 8.02                      Documentation Requirements.  Each written instrument required by this Agreement, the Note or the other Credit Documents to be furnished to Lender shall be duly executed by the person or persons specified (or where no particular person is specified, by such person as Lender shall require), duly acknowledged where reasonably required by Lender and, in the case of affidavits and similar sworn instruments, duly sworn to and subscribed before a notary public duly authorized to act by governmental authority; shall be furnished to Lender in one or more copies as required by Lender; and shall in all respects be in form and substance satisfactory to Lender and to its legal counsel.

Section 8.03                      Credit Documents Cumulative.  The benefits, rights and remedies of Lender and the security contained herein or provided for in the Note, the other Credit Documents or any other document executed pursuant hereto or in connection herewith are cumulative; provided, however, that to the extent of any conflict between any provision of this Agreement and any provision contained in the Note, the other Credit Documents or any other document executed pursuant hereto or in connection herewith, the provisions of this Agreement shall control.

Section 8.04                      Satisfaction of Conditions.  Where evidence of the existence or nonexistence of any circumstance or condition is required by this Agreement, the Note, the other Credit Documents or any other document executed pursuant hereto or in connection herewith to be furnished to Lender, such evidence shall in all respects be in form and substance reasonably satisfactory to Lender.

Section 8.05                      Survival.  All covenants, agreements, representations and warranties made by Borrower in this Agreement, the Note and the other Credit Documents shall survive the execution and delivery of this Agreement, the Note and the other Credit Documents, and shall continue in full force and effect until full payment of the Indebtedness evidenced by the Note and/or secured by the Credit Documents, complete performance of all of the obligations of Borrower and all other Obligors under the Credit Documents and final termination of Lender's obligations--if any--to make any further advances under the Note or to provide any other financial accommodation to Borrower (provided, however, that all reimbursement obligations, indemnification and hold harmless obligations and other similar obligations of Borrower under any of the Credit Documents shall survive such payment, performance and termination).  No Person other than Borrower shall have any right or action hereon or any rights to Loans at any time, the Loans shall not constitute a trust fund for the benefit of any third parties and no third party shall under any circumstances have or be entitled to any Lien or any trust impressed on any undisbursed Loans.

Section 8.06                      Borrower Agrees to Pay or Reimburse Lender's Expenses.  To the extent not prohibited by applicable law and except as otherwise expressly limited herein, Borrower will pay all of the following costs and expenses and reimburse Lender for any and all of the following expenditures incurred or expended from time to time, regardless of whether a Default or an Event of Default shall have occurred, in connection with:

(a)           all reasonable out-of-pocket costs and expenses for (i) the preparation, negotiation, documentation, closing, renewal, revision, modification, increase, review or restructuring of any loan or credit facility secured by the Credit Documents, including legal, accounting, auditing, architectural, engineering and inspection services and disbursements, and (ii) Lender’s creating and perfecting its Liens against the Collateral; and

(b)           all costs and expenses of realizing upon Lender's Liens on the Collateral, and all costs and expenses relating to Lender's exercising any of its rights and remedies under any Credit Document or at law and/or protecting the Collateral, including all such appraisal fees, consulting fees, filing fees, taxes, brokerage fees and commissions, title review and abstract fees, litigation report fees, UCC search fees, other fees and expenses incident to title searches, reports and security interests, escrow fees, attorneys' fees, legal expenses, court costs, other fees and expenses incurred in connection with any complete or partial liquidation of the Collateral, and all such fees and expenses for any professional services relating to the Collateral or any operations conducted in connection therewith.  Provided, that no right or option granted by Borrower to Lender or otherwise arising pursuant to any provision of any Credit Document shall be deemed to impose or admit a duty on Lender to supervise, monitor or control any aspect of the character or condition of the Collateral or any operations conducted in connection therewith for the benefit of Borrower or any person or entity other than Lender.  Borrower agrees to indemnify, defend and hold Lender, its shareholders, directors, officers, agents, attorneys, advisors and employees (collectively "Indemnified Parties") harmless from and against any and all Environmental Liabilities and any and all other loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, action, suit, cost and disbursement of any kind or nature whatsoever (including interest, penalties, attorneys' fees and amounts paid in settlement) REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, imposed on, incurred by or asserted against the Indemnified Parties growing out of or resulting from any Credit Document or any transaction or event contemplated therein (except that such indemnity shall not be paid to any Indemnified Party to the extent that such loss, etc. directly results from the gross negligence or willful misconduct of that Indemnified Party).   Any amount to be paid under this Section by Borrower to Lender shall be a demand obligation owing by Borrower to Lender and shall bear interest from the date of expenditure until paid at the Default Rate.

Section 8.07                      Amendments in Writing.  This Agreement shall not be changed orally but shall be changed only by agreement in writing signed by Borrower and Lender.  Any waiver or consent with respect to this Agreement shall be effective only in the specific instance and for the specific purpose for which given.  No course of dealing between the parties, no usage of trade and no parol or extrinsic evidence of any nature shall be used to supplement or modify any of the terms or provisions of this Agreement.

Section 8.08                      Notices.  Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering it against receipt for it, by depositing it with an overnight delivery service or by depositing it in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, addressed to the respective parties at the addresses shown herein (and if so given, shall be deemed given when mailed) or by facsimile or electronic transmission (with confirmation of receipt).  Borrower's or Lender’s address for notice may be changed at any time and from time to time, but only after ten (10) days' advance written notice to the other party and shall be the most recent such address furnished in writing by the applicable party to the other party hereto.  Actual notice, however and from whomever given or received, shall always be effective when received.  Whenever (and if) notice by telecopy by Borrower is permitted hereunder, it is intended for the convenience of Borrower, and Lender may rely on, and shall not be liable for acting (or refraining from acting) upon, any notice, instruction or request purporting to have been signed or presented by the proper party unless such action (or refraining from action) constitutes gross negligence or willful misconduct.

Section 8.09                      Gender; "Including" is Not Limiting; Section Headings.  The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and whenever the singular number is used, the same shall include the plural where appropriate, and vice versa.  Wherever the term "including" or a similar term is used in this Agreement, it shall be read as if it were written "including by way of example only and without in any way limiting the generality of the clause or concept referred to."  The headings used is this Agreement are included for reference only and shall not be considered in interpreting, applying or enforcing this Agreement.

Section 8.10                      Lender's Offset Rights.  Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all monies and securities owed to Borrower against any and all of Borrower's Obligations to Lender now or hereafter existing under this Agreement, irrespective of whether Lender shall have made any demand under this Agreement.  Lender agrees to use reasonable efforts to promptly notify Borrower after any such set-off and application, provided that failure to give--or delay in giving--any such notice shall not affect the validity of such set-off and application or impose any liability on Lender.  Lender's rights under this Section are in addition to other rights and remedies (including other rights of set-off) which Lender may have.

Section 8.11                      Governing Law; Venue.  This Agreement and the other Credit Documents are performable in Travis County, Texas.  Any legal proceeding in respect of this Agreement or the other Credit Documents shall be brought exclusively in the district courts of Travis County, Texas or the United States District Court for the Western District of Texas, Austin Division (collectively, the "Specified Courts"), to the exclusion of all other venues. Borrower and Lender hereby irrevocably submit to the exclusive jurisdiction of such state and federal courts of the State of Texas.  Each of Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Credit Document brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Each of Borrower and Lender further irrevocably consents to the service of process out of any of the Specified Courts in any such suit, action or proceeding by the delivery of copies thereof by certified mail, return receipt requested, postage prepaid.   Each of Borrower and Lender agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

Section 8.12                      Rights Cumulative; Delay Not Waiver.  Lender's exercise of any right, benefit or privilege under any of the Credit Documents or any other papers or at law or in equity shall not preclude the concurrent or subsequent exercise of Lender's other present or future rights, benefits or privileges.  The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law, the Credit Documents or any other papers.  No failure by Lender to exercise, and no delay in exercising, any right under any Credit Document or any other papers shall operate as a waiver thereof.

Section 8.13                      Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and this Agreement shall be liberally construed so as to carry out the intent of the parties to it.  Each waiver in this Agreement is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Lender.

Section 8.14                      Entire Agreement.  This Agreement, the Note and the other Credit Documents together embody the entire agreement and understanding between Borrower and Lender with respect to the subject matter hereof and supersede all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter.  Borrower acknowledges and agrees that there is no oral agreement between Borrower and Lender which has not been incorporated in this Agreement, the Note and the other Credit Documents.

Section 8.15                      Counterparts.  This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

Section 8.16                      Sale and Assignment.  All obligations of the Borrower shall be binding upon any successors and assigns of Borrower, but any attempted assignment of any rights of Borrower hereunder without the prior written consent of Lender shall be null and void.  Lender reserves the right, in its sole discretion, without notice to Borrower or any other Person, to sell participations or assign its interest, or both, in all or any part of this Agreement, the Note, any of the other Credit Documents, any Loan and the Commitment and to disseminate to Lender’s Affiliates, potential purchasers, derivative counterparties and rating agencies any information it has pertaining to the Loans, including without limitation, complete and current credit information on Borrower and any of its Subsidiaries.  In the event of any such assignment, Borrower will agree (and will cause each of its Subsidiaries to agree) to such modifications to this Agreement and the other Credit Documents, and will cause to be delivered to Lender any legal opinion and other Credit Documents, as required to facilitate such assignment, so long as the same do not modify, alter or increase in any material respect the obligations and liabilities of Borrower under the Credit Documents.  Without limiting the foregoing, and notwithstanding anything contained in any Credit Document to the contrary, Lender may at any time assign all or any portion of its rights under this Agreement, the Note and the other Credit Documents as collateral to a Federal Reserve Bank

Section 8.17                      JURY TRIAL WAIVER.  EACH OF BORROWER AND LENDER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.

Section 8.18                      USA Patriot Act.  Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") and hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

Section 8.19                      Confidentiality. Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent Lender from disclosing any such Information (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Rate Management Transaction relating to Borrower and its Obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a non-confidential basis from a source other than Borrower.  For the purposes of this Section, "Information" means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02

     THIS AGREEMENT, THE NOTE AND THE OTHER CREDIT DOCUMENTS AND ALL OTHER CREDIT DOCUMENTS EXECUTED BY ANY OF THE PARTIES SUBSTANTIALLY CONCURRENTLY HEREWITH CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED effective as of the date first set forth above.

NATURAL GAS SERVICES GROUP, INC.,
a Colorado corporation

By:/s/ Stephen Taylor
Stephen C. Taylor, Chief Executive Officer

Borrower's Address:

508 W. Wall Street, Suite 550
Midland, Texas 79701
Attention: Mr. Steve Taylor, CEO

JPMORGAN CHASE BANK, N.A.

By: /s/ Brenda Pollard
Name:Brenda Pollard
Title: Vice President
Lender's Address:

Mail Code TX3-8211
221 West 6th Street, 2nd Floor
Austin, Texas  78701
Attention:  Manager/Commercial Lending Group